UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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National Storage Affiliates Trust
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 25, 2017
To the Shareholders of National Storage Affiliates Trust:
The 2017 annual meeting of shareholders (the "Annual Meeting") of National Storage Affiliates Trust, a Maryland real estate investment trust (the "Company," "we," "our" or "us"), will be held at the Inverness Hotel and Conference Center located at 200 Inverness Drive West, Englewood, CO 80112, on May 25, 2017, at 8:00 a.m., local time, to consider and vote on the following matters:

(1)	The election of eight trustees to serve on the Company's board of trustees until the Company's 2018 annual meeting of shareholders and until their respective successors are duly elected and qualify;

(2)	The ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017; and

(3)	The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.
The close of business on March 27, 2017 has been fixed by our board of trustees as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.
We hope that all shareholders who can do so will attend the Annual Meeting in person. Whether or not you plan to attend, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy or voting instructions. By submitting your proxy or voting instructions promptly, you can help the Company avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting. If you are a shareholder of record and attend the Annual Meeting in person, you may, if so desired, revoke your prior proxy and vote in person.
If you are a registered holder of our common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), as of the close of business on the record date, you may vote your Common Shares in person at the Annual Meeting or by submitting your proxy to the Company. If you hold our Common Shares in "street name" through a brokerage firm, bank, broker-dealer or other intermediary, you must follow the instructions provided by the intermediary regarding how to instruct the intermediary to vote your Common Shares.
Your proxy is being solicited by our board of trustees. Our board of trustees recommends that you vote FOR the election of the nominees listed in the accompanying proxy statement to serve on our board of trustees until our 2018 annual meeting of shareholders and until their respective successors are duly elected and qualify and FOR the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

By Order of the Board of Trustees,

/s/ Tamara D. Fischer
Tamara D. Fischer
Executive Vice President, Chief Financial Officer, and Secretary
Greenwood Village, Colorado
April 14, 2017
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 25, 2017. The Proxy Statement, our 2016 Annual Report to Shareholders, and the means to vote by Internet or telephone are available at: www.proxyvote.com. You will need to enter the control number found on your proxy card to access these materials via the internet.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 25, 2017

This Proxy Statement is being furnished to shareholders in connection with the solicitation of proxies by and on behalf of the board of trustees of National Storage Affiliates Trust, a Maryland real estate investment trust (the "Company," "we," "our" or "us"), for use at the Company's 2017 annual meeting of shareholders (the "Annual Meeting") to be held at the Inverness Hotel and Conference Center located at 200 Inverness Drive West, Englewood, CO 80112, on May 25, 2017, at 8:00 a.m., local time, or at any postponements or adjournments thereof.
If you are a registered holder of the Company's common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), as of the close of business on March 27, 2017, the record date for the Annual Meeting, you may vote your Common Shares in person at the Annual Meeting or by proxy. If you hold Common Shares in "street name" through a brokerage firm, bank, broker-dealer or other intermediary, you must follow the instructions provided by such intermediary regarding how to instruct such intermediary to vote your Common Shares.
Common Shares represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any shareholder of record submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering at or prior to the Annual Meeting a written notice of revocation to our secretary at National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111, (ii) submitting a later-dated proxy or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting will not automatically revoke a shareholder's previously submitted proxy unless such shareholder votes in person at the Annual Meeting. If a proxy is properly authorized without specifying any voting instructions and not revoked prior to the Annual Meeting, the Common Shares represented by such proxy will be voted FOR the election of the nominees named in this Proxy Statement as trustees, to serve on our board of trustees until our 2018 annual meeting of shareholders and until their successors are duly elected and qualify and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. As to any other business which may properly come before the Annual Meeting or any postponements or adjournments thereof, the persons named as proxy holders on your proxy card will vote the Common Shares represented by properly submitted proxies in their discretion.
This Proxy Statement, the Notice of Annual Meeting of Shareholders and the related proxy card are first being made available to shareholders on or about April 14, 2017.
ANNUAL REPORT
This Proxy Statement is accompanied by our annual report on Form 10-K for the year ended December 31, 2016, which is our Annual Report to Shareholders for the year ended December 31, 2016.
VOTING SECURITIES AND RECORD DATE
Shareholders will be entitled to cast one vote for each Common Share held of record at the close of business on March 27, 2017 (the "Record Date") with respect to (i) the election of eight trustees to serve on our board of trustees until our 2018 annual meeting of shareholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and (iii) any other proposal for shareholder action that may properly come before the Annual Meeting or any postponements or adjournments thereof.
The presence, in person or by proxy, of holders of Common Shares entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter to be considered at the Annual Meeting shall constitute a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a brokerage firm, bank, broker-dealer or other intermediary) delivers a properly-executed proxy but does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the "NYSE"), the only item to be acted upon at the Annual Meeting with respect to which such a nominee will be permitted to exercise voting discretion is the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Therefore, if you hold your shares in street name and do not give the nominee specific voting instructions on the election of trustees, your shares will not be voted on those items, and a broker non-vote will occur. Broker non-votes will have no effect on the voting results in the election of trustees. Abstentions will have no effect on the voting results for any of the proposals.
The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the election of a trustee, a plurality of all the votes cast in the election of trustees at the Annual Meeting, and (ii) for the ratification of the appointment of our independent registered public accounting firm, a majority of all the votes cast on the proposal. The board of trustees knows of no other matters that may properly be brought before the Annual Meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.
As of March 27, 2017, we had issued and outstanding 44,084,766 Common Shares (which includes unvested restricted Common Shares).
EXPLANATORY NOTE
We completed the initial public offering of our Common Shares (the "IPO") on April 28, 2015. We are an "emerging growth company" under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), including the compensation disclosures under Item 402 of Regulation S-K required of a "smaller reporting company," as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our Named Executive Officers or the frequency with which such votes must be conducted. We expect to remain an "emerging growth company" for up to five years after the completion of our IPO, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) December 31 of the fiscal year that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Shares that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period.

1. ELECTION OF TRUSTEES
Board of Trustees
Our board of trustees is currently comprised of eight trustees: Arlen D. Nordhagen, George L. Chapman, Kevin M. Howard, Paul W. Hylbert, Jr., Chad L. Meisinger, Steven G. Osgood, Dominic M. Palazzo and Mark Van Mourick. Each trustee will hold office until our next annual meeting of shareholders and until a successor has been duly elected and qualifies, or until the trustee's earlier resignation, death or removal.
We seek highly qualified trustee candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. We believe that, as a group, the nominees bring a diverse range of perspectives that contribute to the effectiveness of our board of trustees as a whole. The procedures and considerations of the Compensation, Nominating and Corporate Governance Committee of our board of trustees (the "CNCG Committee") in recommending qualified trustee candidates are described below under "Corporate Governance–Identification of Trustee Candidates" in this Proxy Statement. The CNCG Committee and our board of trustees concluded that each of our trustee nominees should be nominated for election based on the qualifications and experience described in the biographical information below under "Information Regarding the Nominees for Election as Trustees."
Upon the recommendation of the CNCG Committee, each of our current trustees, Messrs. Nordhagen, Chapman, Howard, Hylbert, Jr., Meisinger, Osgood, Palazzo and Van Mourick have been nominated by our board of trustees to stand for re-election as trustees at the Annual Meeting, to serve until our 2018 annual meeting of shareholders and until their respective successors are duly elected and qualify. It is intended that the Common Shares represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the election of Messrs. Nordhagen, Chapman, Howard, Hylbert, Jr., Meisinger, Osgood, Palazzo and Van Mourick as trustees, unless otherwise instructed. If the candidacy of Messrs. Nordhagen, Chapman, Howard, Hylbert, Jr., Meisinger, Osgood, Palazzo and Van Mourick should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of trustees. Our board of trustees has no reason to believe that, if elected, any of Messrs. Nordhagen, Chapman, Howard, Hylbert, Jr., Meisinger, Osgood, Palazzo and Van Mourick will be unable or unwilling to serve as a trustee.
Information Regarding the Nominees for Election as Trustees
The following information is furnished as of March 15, 2017 regarding the nominees for re-election as trustees.

Arlen D. Nordhagen, 60, is the founder of our Company and has served as our chief executive officer since inception and chairman since the closing of our IPO in April 2015. Prior to the closing of our IPO, he was the chairman of the board of managers of our Company's sole trustee. He has also served as president and chief executive officer of SecurCare Self Storage, Inc. ("SecurCare"), one of our participating regional operators ("PROs"), from 2000 to 2014. He co-founded SecurCare in 1988, is a majority owner and currently serves as its chairman. Since Mr. Nordhagen became president of SecurCare in 1999, the company rapidly grew to over 150 self storage properties. In addition, Mr. Nordhagen was a founder of MMM Healthcare, Inc., the largest provider of Medicare Advantage health insurance in Puerto Rico. He has also served as managing member of various private investment funds and held various managerial positions at DuPont and Synthetech, Inc. Mr. Nordhagen graduated with high distinction from Harvard University with a masters in business administration and graduated summa cum laude from the University of North Dakota with a bachelor of science in chemical engineering. Mr. Nordhagen has over 25 years of experience in the self storage industry. We believe that Mr. Nordhagen will continue to bring to our board of trustees valuable perspective as the founder and chief executive officer of our company and his experience, leadership skills and extensive knowledge of our company qualify him to serve as one of our trustees.

George L. Chapman, 69, has served as one of our independent trustees since the closing of our IPO in April 2015, including as the chairman of the CNCG Committee. Mr. Chapman has also served as the chairman and chief executive officer of Health Care REIT, Inc. ("HCN"), which is now Welltower Inc., from 1995 to 2014 and as president of HCN from 2009 to 2014. Mr. Chapman also served on the board of the National Association of Real Estate Investment Trusts ("NAREIT") on two separate occasions, most recently until his retirement from HCN in April of 2014, when he served on the executive committee of NAREIT. He is also involved in various community charitable organizations, including the Toledo Museum of Art and the Toledo Symphony. Mr. Chapman graduated from the University of Chicago with a juris doctor and graduated from Cornell University with a bachelor of arts degree. We believe that Mr. Chapman will continue to bring valuable experience from his time with HCN and NAREIT to our board of trustees and his experience and extensive knowledge of the REIT industry qualify him to serve as one of our trustees.

Kevin M. Howard, 69, has served as one of our trustees since the closing of our IPO in April 2015. Mr. Howard is also the founder, and chief executive officer, of Kevin Howard Real Estate, Inc. doing business as Northwest Self Storage ("Northwest"), one of our PROs, a position he has held since 1986. Mr. Howard has been active in the self storage industry since 1977 in various capacities. He has developed, managed and marketed self storage facilities, listed and sold properties and has been employed as a consultant on a national basis. Mr. Howard has served as a guest lecturer for the American Institute of Appraisers and served as a director in the Self Service Storage Association for eight years. Mr. Howard graduated from Brown University with a masters in education and graduated from the University of Notre Dame with a bachelor of arts degree. We believe Mr. Howard's extensive self storage experience will continue to be valuable to our board of trustees and his experience and knowledge of the self storage industry qualify him to serve as one of our trustees.

Paul W. Hylbert, Jr., 72, currently serves as NSA's Lead Independent Trustee, presiding over the regularly scheduled executive sessions of the independent trustees and has served as one of our independent trustees since the closing of our IPO in April 2015. Mr. Hylbert has also served as an officer and/or director of a number of companies over the past 40 years. Mr. Hylbert has served since 2011 and continues to serve as chairman of Kodiak Building Partners, LLC, and was the chief executive officer from 2011 to 2014. Prior to this role, from 2007 to 2010, Mr. Hylbert served as the president and chief executive officer of ProBuild Holdings Inc., a national fabricator and distributor of building products and a subsidiary of Fidelity Capital. From 2000 until 2006, Mr. Hylbert served as the president and chief executive officer of Lanoga Corporation, one of the top U.S. retailers of lumber and building materials, until it was acquired by Fidelity Capital. Mr. Hylbert also served as the president and co-chief executive officer of PrimeSource Building Products, a national fabricator, packager and distributor of building products from 1991 to 1997, after which the company was sold and Mr. Hylbert served as president from 1997 to 2000. Earlier in his career, Mr. Hylbert served as the chief executive officer of the Wickes Europe, Wickes Lumber, and Sequoia Supply subsidiaries of Wickes, Inc. before leading a leveraged buy-out of Sequoia Supply to form PrimeSource Building Products in 1987. Mr. Hylbert graduated from the University of Michigan with a masters in business administration and graduated from Denison University with a bachelor of arts degree. We believe Mr. Hylbert's extensive experience in synergistic corporate acquisitions and "roll-ups" in the building products industry will continue to bring valuable perspective to our board of trustees and his experience and leadership qualify him to serve as one of our trustees.

Chad L. Meisinger, 49, has served as one of our independent trustees since the closing of our IPO in April 2015. Mr. Meisinger is also the president and chief executive officer of IP Dynamx, which he founded in 2015, and the chief executive officer of Over The Top (OTT) Marketing, which he founded in 2006. OTT Marketing provides multi-location businesses with large scale, inbound digital customer acquisition services that are delivered through a proprietary software platform. In addition, Mr. Meisinger co-founded Thinique Medical Weight Loss in 2013 and built it to over 200 franchised units within a year before selling ownership interests to one of his co-founders. Mr. Meisinger also had the regional development rights for The Joint Corp. between 2011 and 2014, where he was developing more than 40 chiropractic clinics throughout Los Angeles County. Prior to founding OTT, Mr. Meisinger served as head of affiliate sales and marketing for Google Radio from 2006 to 2009. He joined Google Radio after serving as a key investor and chief marketing officer of dMarc Broadcasting, which was acquired by Google Radio in February of 2006 for $1.2 billion in cash and performance incentives. Mr. Meisinger also served as co-founder, chairman and chief executive officer of First MediaWorks from 1999 to 2005, which provided the radio industry with a proprietary software platform and marketing services to help increase ratings and revenue. First MediaWorks was sold to Mediaspan in 2005. Beginning in 1995, Mr. Meisinger served as co-founder, chief executive officer and board trustee of First Internet Franchise Corporation, the first Internet Service Providers (ISP) franchisor in the world with hundreds of franchise territories licensed worldwide. We believe Mr. Meisinger's unique experiences in digital marketing, technology and franchising, along with his strong entrepreneurial character will continue to bring valuable perspective to our board of trustees and his leadership, experiences, and unique business knowledge qualify him to serve as one of our trustees.

Steven G. Osgood, 60, has served as one of our independent trustees since the closing of our IPO in April 2015. Mr. Osgood currently serves on the board of directors of Hannon Armstrong Sustainable Infrastructure Capital Inc. as an independent director and chair of the audit committee. He has also served as the chief executive officer of Square Foot Companies, LLC, a Cleveland, Ohio based private real estate company focused on self storage and single tenant properties since 2008. Mr. Osgood was a manager of All Stor Storage, LLC, a company that has been liquidated. From 2007 to 2008, Mr. Osgood served as chief financial officer of DuPont Fabros Technology, Inc., a Washington, DC based real estate investment trust that owns, operates and develops data center properties. From 2006 to 2007 Mr. Osgood served as chief financial officer of Global Signal, Inc., a Sarasota, Florida based real estate investment trust that was acquired by Crown Castle International Corp. in 2007. Prior to Global Signal, Mr. Osgood served as president and chief financial officer of U-Store-It Trust (now CubeSmart), a Cleveland based self storage real estate investment trust, from the company's initial public offering in 2004 through 2006. Mr. Osgood served as chief financial officer of the Amsdell Companies, the predecessor of U-Store-It, from 1993 until 2004. Mr. Osgood also serves on the National Board of Directors of the Alzheimer's Association. Mr. Osgood is a former Certified Public Accountant and was a member of the auditing staff of Touche Ross & Co. from 1978 to 1982. Mr. Osgood graduated from the University of San Diego with a masters in business administration and graduated from Miami University with a bachelor of science degree. We believe Mr. Osgood will continue to bring valuable experience to our board of trustees and his real estate, self storage, and public company experience qualify him to serve as one of our trustees.

Dominic M. Palazzo, 61, has served as one of our independent trustees since the closing of our IPO in April 2015, including as the chairman of the Audit Committee (as defined below). Mr. Palazzo has more than 34 years of combined experience in public accounting and industry, including 29 years at PricewaterhouseCoopers LLC ("PwC"). Mr. Palazzo most recently held the position of audit partner at PwC until his retirement in 2011. While at PwC Mr. Palazzo was responsible for the real estate practice in their Denver, Colorado office. His expertise is in due diligence, mergers and acquisitions, public equity and debt offerings, corporate restructurings and financings. While at PwC his clients included Chateau Communities, Affordable Residential Communities, and other private real estate companies. He also served real estate clients that developed a number of different types of real estate assets, including multi-family, office, hotels and resort properties. As a partner at PwC he was responsible for the initial public offering of Affordable Residential Communities in 2004. In addition, Mr. Palazzo served in the PwC National Accounting and SEC Directorate in New York City where he performed technical accounting consultations and research for PwC. Mr. Palazzo was also the past president of the Executive Real Estate Roundtable and a former member of the Colorado Society of CPAs and the American Institute of Certified Public Accountants. Mr. Palazzo graduated from DePaul University with a bachelor of science degree in accounting. We believe Mr. Palazzo's public accounting experience with PwC will continue to provide valuable experience and perspective to our board of trustees and his experience and knowledge of real estate public accounting qualify him to serve as one of our trustees.

Mark Van Mourick, 60, has served as one of our trustees since the closing of our IPO in April 2015. Mr. Van Mourick currently serves as the chairman of the board of Optivest Properties, LLC ("Optivest"), one of our PROs, which he co-founded in 2007. He is also the founder and chief executive officer of Optivest Wealth Management, an SEC registered wealth management firm serving wealthy families in southern California since 1987. In addition, Mr. Van Mourick currently serves as the chairman of the board of Optivest Foundation and serves on the boards of Northrise University and Forest Home Foundation. Mr. Van Mourick has been a principal, general partner, managing member and/or agent in more than 80 real estate syndications since 1991. Prior to founding Optivest and Optivest Wealth Management, Mr. Van Mourick was a senior vice president and principal at Smith Barney, Harris, Upham. Mr. Van Mourick graduated from the University of Southern California with a dual bachelor of science degree in international finance and management. We believe his unique combination of real estate, self storage and Wall Street experience will continue to bring valuable perspective to our board of trustees and his experience and knowledge qualify him to serve as one of our trustees.

SUMMARY OF TRUSTEE QUALIFICATIONS AND EXPERTISE
	Arlen D. Nordhagen	George L. Chapman	Kevin M. Howard	Paul W. Hylbert, Jr.	Chad L. Meisinger	Steven C. Osgood	Dominic M. Palazzo	Mark Van Mourick
Self Storage Industry	●		●			●		●
REIT Expertise	●	●				●	●
Public Company Experience	●	●		●		●	●
Financial Expertise	●	●		●		●	●	●
Private Equity and Investment	●	●	●	●	●	●		●
Other Real Estate Investment and Management	●	●	●	●	●	●	●	●
Business Strategy and Operations	●	●	●	●	●	●	●	●
Legal Expertise		●
Marketing and Technology					●
Roll-up Operations	●			●			●
Our board of trustees recommends a vote FOR the election of Messrs. Nordhagen, Chapman, Howard, Hylbert, Jr., Meisinger, Osgood, Palazzo and Van Mourick as trustees.
A plurality of all of the votes cast in the election of trustees at the Annual Meeting at which a quorum is present is necessary to elect a trustee. Proxies solicited by our board of trustees will be voted FOR Messrs. Nordhagen, Chapman, Howard, Hylbert, Jr., Meisinger, Osgood, Palazzo and Van Mourick, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
In accordance with our declaration of trust (the "Declaration of Trust") and Amended and Restated Bylaws (the "Bylaws"), any vacancies occurring on our board of trustees, including vacancies occurring as a result of the death, resignation, or removal of a trustee, or due to an increase in the size of the board of trustees, may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred and until a successor is duly elected and qualifies.
There is no familial relationship, as defined under Securities and Exchange Commission (the "SEC") regulations, among any of the trustees or our Named Executive Officers. See "Corporate Governance–Trustee Independence."

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of trustees (the "Audit Committee") has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Our board of trustees is requesting that our shareholders ratify this appointment of KPMG LLP.
KPMG LLP has audited our consolidated financial statements for the years ended December 31, 2016, 2015, 2014 and for the nine months ended December 31, 2013. KPMG LLP previously audited our predecessor's consolidated financial statements for the three months ended March 31, 2013 and has also provided certain other services to us and our predecessor.
Neither our Bylaws nor other governing documents or law require shareholder ratification of the Audit Committee's appointment of KPMG LLP as our independent registered public accounting firm. However, our board of trustees is submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. In the event that ratification of this appointment of independent registered public accounting firm is not approved at the Annual Meeting, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.
Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from shareholders.
Independent Registered Public Accounting Firm Fees
The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by KPMG LLP for the years ended December 31, 2016 and 2015.

	2016	2015
Audit Fees(1)	$981,740	$1,135,968
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$981,740	$1,135,968

(1)
Audit Fees include fees and expenses related to the annual audit of the Company included in our annual report on Form 10-K, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, accounting consultations attendant to the audit, and for services associated with our common share offerings and IPO, including review of registration statements and prospectuses and related issuances of comfort letters and consents and other services related to SEC matters.

The Audit Committee's charter provides that the Audit Committee shall review and pre-approve the engagement fees and the terms of all auditing and non-auditing services to be provided by the external auditors and evaluate the effect thereof on the independence of the external auditors.
Our board of trustees recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017.
A majority of all of the votes cast on this proposal at the Annual Meeting is required for its approval. Proxies solicited by our board of trustees will be voted FOR this proposal, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

BOARD OF TRUSTEES AND COMMITTEE MATTERS
Board of Trustees
Our board of trustees is responsible for overseeing our affairs. Our board of trustees conducts its business through meetings and actions taken by written consent in lieu of meetings. Our board of trustees intends to hold at least four regularly scheduled meetings per year and additional special meetings as necessary. During 2016, our board of trustees held 11 meetings. All of our trustees attended at least 75% of the meetings of our board of trustees and of the Audit Committee, CNCG Committee and Investment Committee of our board of trustees on which they served during this period, either in person or telephonically. Our board of trustees' policy, as set forth in our Corporate Governance Guidelines (the "Guidelines"), is to encourage and promote the attendance by each trustee at all scheduled meetings of our board of trustees and all meetings of our shareholders.
Committees of the Board of Trustees
Our board of trustees has three standing committees: the Audit Committee, the CNCG Committee and the Investment Committee. Below is a table illustrating the current standing committee memberships and chairmen. Additional detail on each committee follows the table.

THE BOARD AND COMMITTEES
	Arlen D. Nordhagen	George L. Chapman	Kevin M. Howard	Paul W. Hylbert, Jr.*	Chad L. Meisinger	Steven G. Osgood	Dominic M. Palazzo	Mark Van Mourick
Board of Trustees	©	●	●	●	●	●	●	●
Audit Committee					●	●	©
CNCG Committee		©		●	●
Investment Committee				●		©	●
© = Chair
* = Lead Independent Trustee

Audit Committee
Dominic M. Palazzo (Chair), Chad L. Meisinger and Steven G. Osgood are the current members of the Audit Committee. Our board of trustees has determined that all of the members of the Audit Committee are independent as required by the NYSE listing standards, SEC rules governing the qualifications of Audit Committee members, the Guidelines, the Independence Standards (as defined below) and the written charter of the Audit Committee. Our board of trustees has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see "Election of Trustees" in this Proxy Statement for a description of our trustees' respective backgrounds and experience), that Mr. Palazzo and Mr. Osgood qualify as "audit committee financial experts" for purposes of, and as defined by, the SEC rules and have the requisite accounting or related financial management expertise required by NYSE listing standards. In addition, our board of trustees has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards. Mr. Palazzo chairs the Audit Committee and Mr. Palazzo and Mr. Osgood each serve as Audit Committee financial experts, as that term is defined by the applicable SEC regulations.
The Audit Committee is responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

The Audit Committee met nine times during 2016. These meetings were designed, among other things, to discharge our board of trustees' responsibilities relating to our and our subsidiaries' corporate accounting and reporting practices, the quality and integrity of our consolidated financial statements, our compliance with applicable legal and regulatory requirements, the performance, qualifications and independence of our external auditors, the staffing, performance, budget, responsibilities and qualifications of our internal audit function and reviewing our policies with respect to risk assessment and risk management. The Audit Committee is also responsible for approving, after reviewing with management and external auditors, our quarterly earnings releases and supplemental financial information, our interim and audited annual financial statements prior to each filing of our quarterly reports on Form 10-Q and annual reports on Form 10-K, and meeting with officers responsible for certifying our annual reports on Form 10-K or any quarterly report on Form 10-Q prior to any such certification and reviewing with such officers disclosures related to any significant deficiencies in the design or operation of internal controls. The Audit Committee is charged with periodically discussing with our external auditors such auditors' judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements. The specific responsibilities of the Audit Committee are set forth in its written charter, which is available for viewing on our website at www.nationalstorageaffiliates.com.
Compensation, Nominating and Corporate Governance Committee
George L. Chapman (Chair), Chad L. Meisinger and Paul W. Hylbert, Jr. are the current members of the CNCG Committee. Our board of trustees has determined that each of the members of the CNCG Committee is independent as required by the NYSE listing standards, SEC rules, the Guidelines, the Independence Standards (as defined below) and the written charter of the CNCG Committee. The CNCG Committee met five times during 2016.
With respect to compensation, the CNCG Committee is responsible for, among other things:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to the compensation paid by us to our Named Executive Officers, evaluating our Named Executive Officers' performance in light of such goals and objectives and, either as a committee or together with our independent trustees (as directed by the board of trustees), determining and approving the remuneration of our Named Executive Officers based on such evaluation;

•	overseeing our equity-based remuneration plans and programs;

•	determining from time to time the remuneration for our non-executive trustees; and

•	preparing compensation, nominating and corporate governance committee reports.
With respect to nominating and corporate governance, the CNCG Committee is responsible for, among other things:

•	providing counsel to our board of trustees with respect to the organization, function and composition of the board of trustees and its committees;

•	overseeing the self-evaluation of our board of trustees as a whole and of the individual trustees and the board of trustees' evaluation of management and report thereon to the board of trustees;

•	periodically reviewing and, if appropriate, recommending to our board of trustees changes to, our corporate governance policies and procedures;

•	identifying and recommending to our board of trustees potential candidates for nomination;

•	recommending to our board of trustees the appointment of each of our executive officers; and

•	assisting our board of trustees and chairman in overseeing the development of executive succession plans.
The specific responsibilities of the CNCG Committee are set forth in its written charter, a copy of which is available for viewing on our website at www.nationalstorageaffiliates.com.

The CNCG Committee has retained FPL Associates LP ("FPL"), a compensation consulting firm, to provide advice regarding the executive compensation program for our Named Executive Officers. FPL reports directly to the CNCG Committee and has not performed and does not currently provide any other services to management or us. The CNCG Committee has requested that FPL provide analysis and recommendations regarding (1) base salaries, annual bonuses and long-term incentive compensation for our Named Executive Officers and (2) a trustee compensation program for independent members of our board of trustees.
Investment Committee
Steven G. Osgood (Chair), Paul W. Hylbert, Jr. and Dominic M. Palazzo are the current members of the Investment Committee. Our board of trustees has determined that each of the members of the Investment Committee is independent as required by the NYSE listing standards, SEC rules, the Guidelines, the Independence Standards (as defined below), and the written charter of the Investment Committee. The Investment Committee is responsible for reviewing and, where appropriate, approving, on behalf of the Company, acquisitions or dispositions of self storage properties within certain parameters.
Investment Committee meetings are designed to provide the members of the Investment Committee with an opportunity to discuss the investment rationale for certain acquisitions or dispositions, to review material background items (including due diligence reports) with respect to those acquisitions or dispositions, and to conduct any further due diligence to make an informed decision with respect to those acquisitions or dispositions.
Report of the Audit Committee
The Audit Committee has furnished the following report for the fiscal year ending December 31, 2016:
The Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our board of trustees.
Management is primarily responsible for our financial reporting process including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee's responsibility is to oversee and review the financial reporting process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.
The Audit Committee met nine times during 2016. Representatives of KPMG LLP were in attendance at all but two of our Audit Committee meetings. These meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and KPMG LLP, our independent registered public accounting firm. At these meetings, among other things, the Audit Committee reviewed and discussed with management the consolidated financial statements contained in our quarterly and annual periodic reports, as applicable, as well as our earnings releases. The Audit Committee also discussed with KPMG LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board ("PCAOB"), including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, which included a discussion of KPMG LLP's judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting. The Audit Committee met with KPMG LLP, with and without management present, to discuss the results of their audits.

The Audit Committee also discussed with KPMG LLP their independence from us. KPMG LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant's communication with audit committees concerning independence and represented that it is independent from us. The Audit Committee also received regular updates on the amount of fees and scope of audit and tax services provided by KPMG LLP.
Based on the Audit Committee's review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee's role and responsibilities referred to above and in its written charter, the Audit Committee unanimously recommended to our board of trustees that our audited consolidated financial statements for the fiscal year ended December 31, 2016 be included in our annual report on Form 10-K filed with the SEC.
The Audit Committee has also appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and is presenting this selection to our shareholders for ratification.
Dominic M. Palazzo
Chad L. Meisinger
Steven G. Osgood
The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, to be (i) "soliciting material" or "filed" or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF INDEPENDENT TRUSTEES
Members of our board of trustees who are not independent receive no compensation for their services as trustees. Each independent trustee is permitted, but is not obligated, to elect to receive between 50% and 100% of the value of the total annual cash compensation described below in equity, with such election to be made annually:
Cash Compensation
For 2016, compensation to each of our independent trustees consisted of the following:

•	$50,000 to each independent trustee for their service on our board of trustees;

•	$20,000 to the chair of the Audit Committee;

•	$10,000 to the chair of the CNCG Committee;

•	$10,000 to the Lead Independent Trustee;

•	$5,000 to the chair of the Investment Committee; and

•	$5,000 to each independent trustee who is a member of the Audit Committee, CNCG Committee or Investment Committee.
We also reimburse each of our trustees for travel expenses incurred in connection with attendance at board of trustees and committee meetings.
The table below summarizes the annual compensation received by our independent trustees during 2016.

Trustee Compensation Table
Name and Address	Fees Paid or Earned in Cash(1)	Stock Awards(1)	Total
George L. Chapman	$81,250	-	$81,250
Kevin M. Howard(2)(3)	-	-	-
Paul W. Hylbert, Jr.	$83,750	-	$83,750
Chad L. Meisinger	$73,750	-	$73,750
Steven G. Osgood(3)	$80,000	-	$80,000
Dominic M. Palazzo	$88,750	-	$88,750
Mark Van Mourick(2)	-	-	-

(1)
Because we pay each trustee their annual cash compensation on a quarterly basis for the period from each April 1 to the following March 31, a portion of each trustee's annual cash compensation for 2016 incorporates amounts based on the prior year's compensation levels. However, for those trustees that elected in 2016 to receive the value of their 2016 annual cash compensation in equity, grants for the full value of such compensation were made on May 26, 2016, based on the closing price of our common shares on that date of $20.74. Each of Messrs. Chapman, Hylbert Jr., Meisinger and Osgood elected to receive payment of 100% of the value of his 2016 annual cash compensation in LTIP units and Mr. Palazzo elected to receive 50% of such value in LTIP units. Accordingly, Messrs. Chapman, Hylbert Jr., Meisinger, Osgood and Palazzo were awarded 3,135, 3,375, 2,895, 3,135 and 1,930 LTIP units, respectively. With respect to the portion of Mr. Palazzo's 2016 annual cash compensation taken in cash, Mr. Palazzo was paid three-fourths of such amount in equal quarterly installments between April 1, 2016 and December 31, 2016. The remaining installment was paid in 2017 and is not reflected in the above table. The dollar value shown in the table above for the LTIP units taken in lieu of cash compensation represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 and is calculated based on the closing price of NSA’s common shares on the date of grant. The LTIP units vest on May 25, 2017, so long as such person remains a trustee. The following table sets forth the aggregate number of outstanding compensatory LTIP units held by our non-employee trustees that had not vested as of December 31, 2016:

Name	Number of LTIP units
George L. Chapman	8,335
Kevin M. Howard	—
Paul W. Hylbert, Jr.	7,775
Chad L. Meisinger	7,295
Steven G. Osgood	7,935
Dominic M. Palazzo	7,930
Mark Van Mourick	—

(2)
Messrs. Howard and Van Mourick did not receive compensation as trustees because we do not consider them independent under the NYSE listing standards and our Independence Standards. See "Corporate Governance–Trustee Independence" below.

(3)
Excludes consideration paid to Messrs. Howard and Van Mourick or entities controlled or managed by each in connection with the acquisition by us of self storage properties. For additional information see "–Certain Relationships and Related Transactions."

CORPORATE GOVERNANCE

Governance Highlights
Majority independent trustees	No poison pill
No staggered board of trustees	No excise tax gross-ups with respect to payments made in connection with a change of control
Lead Independent Trustee	Two Audit Committee financial experts
Robust minimum equity ownership guidelines	Opted out of Maryland's control share acquisition statute
Clawback policy that allows for the recovery of previously paid executive compensation	Opted out of Maryland's unsolicited takeover statute ("MUTA") (which we may not opt into without shareholder approval)
Prohibition against hedging the value of Company securities
Role of the Board of Trustees and Risk Oversight
Pursuant to our Declaration of Trust and Bylaws, our business and affairs are managed under the direction of our board of trustees. Our board of trustees has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations. Members of our board of trustees keep informed of our business by participating in meetings of our board of trustees and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with Mr. Nordhagen, our chairman and chief executive officer, and other Named Executive Officers.
In connection with their oversight of risk to our business, our board of trustees and the Audit Committee consider feedback from management concerning the risks related to our business, operations and strategies. The Audit Committee discusses and reviews policies with respect to our risk assessment and risk management, including guidelines and policies to govern the process by which risk assessment and risk management is undertaken, the adequacy of our insurance coverage, our interest rate risk management, our counter-party and credit risks, our capital availability and refinancing risks and any environmental risks, if applicable. The Audit Committee will also consider enterprise risk management. Management regularly reports to our board of trustees on our leverage policies, our asset acquisition process, any asset impairments and our compliance with applicable real estate investment trust ("REIT") rules and other regulations. Members of our board of trustees routinely meet with management in connection with their consideration of matters submitted for the approval of our board of trustees and the risks associated with such matters.
Our board of trustees believes that its composition protects shareholder interests and provides sufficient independent oversight of management. A majority of our current trustees are "independent" under NYSE standards and our Independence Starndards, as more fully described elsewhere in this section under "Corporate Governance–Trustee Independence." The independent trustees meet separately from management on at least a quarterly basis and are very active in the oversight of our Company. The independent trustees oversee such critical matters as the integrity of our financial statements, the evaluation and compensation of our Named Executive Officers and the selection and evaluation of trustees. Each independent trustee has the ability to add items to the agenda of board of trustees meetings or raise subjects for discussion that are not on the agenda for that meeting.
Our board of trustees believes that its majority independent composition and the roles that our independent trustees perform provide effective corporate governance at the board of trustees' level and independent oversight of both our board of trustees and management. The current governance structure, when combined with the functioning of the independent trustee component of our board of trustees and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs. In furtherance of these goals, our board of trustees appointed Paul W. Hylbert, Jr. as Lead Independent Trustee during 2016. Our Lead Independent Trustee works with Mr. Nordhagen, who serves as the chairman of our board of trustees and chief executive officer to establish the agenda for regular meetings of our board of trustees, serves as chair of regular meetings of our board of trustees when our chairman is absent, presides at executive sessions, serves as a liaison between our chairman and chief executive officer and our independent trustees, and encourages dialogue between our independent trustees and Named Executive Officers. He also establishes the agenda for meetings of our independent trustees and performs such other duties as our board of trustees may establish or delegate.
Code of Business Conduct and Ethics
Our board of trustees has adopted a Code of Business Conduct and Ethics (the "Code of Conduct") that applies to our trustees, officers and employees. Among other matters, the Code of Conduct is designed to deter wrongdoing and to promote, honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications, compliance with applicable governmental laws, rules and regulations, prompt internal reporting of violations of the Code of Conduct to appropriate persons identified in the code, and accountability for adherence to the Code of Conduct. Any waiver of the Code of Conduct for our trustees, officers and employees may be made only by our board of trustees or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations. The Code of Conduct is available for viewing on our website at www.nationalstorageaffiliates.com. We will also provide the Code of Conduct, free of charge, to shareholders who request it. Requests should be directed to Tamara D. Fischer, our executive vice president, chief financial officer and secretary, at National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111.
Corporate Governance Guidelines
Our board of trustees has adopted Guidelines that address significant issues of corporate governance and set forth procedures by which our board of trustees carries out its responsibilities. Among the areas addressed by the Guidelines are the composition of our board of trustees, its functions and responsibilities, its standing committees, its PRO advisory committee, trustee qualification standards, access to management and independent advisors, trustee compensation, management succession, trustee orientation and continuing education and the annual performance evaluation and review of our board of trustees and committees. The Guidelines are available for viewing on our website at www.nationalstorageaffiliates.com. We will also provide the Guidelines, free of charge, to shareholders who request it. Requests should be directed to Tamara D. Fischer, our executive vice president, chief financial officer and secretary, at National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111.
Trustee Independence
The Guidelines provide that a majority of the trustees serving on our board of trustees must be independent as required by the NYSE listing standards. In addition, our board of trustees has adopted certain independence standards (the "Independence Standards") to assist it in making determinations with respect to the independence of trustees. The Independence Standards are available for viewing on our website at www.nationalstorageaffiliates.com. Based upon its review of all relevant facts and circumstances, our board of trustees has affirmatively determined that five of our eight current trustees–George L. Chapman, Paul W. Hylbert, Jr., Chad L. Meisinger, Steven G. Osgood and Dominic M. Palazzo–qualify as independent trustees under the NYSE listing standards and the Independence Standards.
Identification of Trustee Candidates
In accordance with the Guidelines and its written charter, the CNCG Committee is responsible for identifying trustee candidates for our board of trustees and for recommending trustee candidates to our board of trustees for consideration as nominees to stand for election at our annual meetings of shareholders. Trustee candidates are recommended for nomination for election as trustees in accordance with the procedures set forth in the written charter of the CNCG Committee.
We seek highly qualified trustee candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The CNCG Committee periodically reviews the appropriate skills and characteristics required of our trustees in the context of the current composition of our board of trustees, our operating requirements and the long-term interests of our shareholders. In accordance with the Guidelines, trustees should possess the highest personal and professional ethics, integrity and values, exercise good business judgment, be committed to representing the long-term interests of our Company and our shareholders and have an inquisitive and objective perspective, practical wisdom and mature judgment. The CNCG Committee reviews trustee candidates with the objective of assembling a slate of trustees that can best fulfill and promote our goals, regardless of gender, age or race, and recommends trustee candidates based upon contributions they can make to our board of trustees and management and their ability to represent our long-term interests and those of our shareholders.
The CNCG Committee evaluates the skill sets required for service on our board of trustees and expects to develop a list of potential trustee candidates. If it is determined there is the need for additional or replacement members of our board of trustees, the CNCG Committee will assess potential trustee candidates included on the list as well as other appropriate potential trustee candidates based upon information it receives regarding such potential candidates or otherwise possesses, which assessment may be supplemented by additional inquiries. In conducting this assessment, the CNCG Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our board of trustees. The CNCG Committee evaluates, among other things, each potential trustee's knowledge and experience with self storage, REITs and other real estate investment and management, roll-up operations, public companies, and business strategy and operations. The CNCG Committee may seek input on such trustee candidates from other trustees, including our chairman and our chief executive officer, and recommends trustee candidates to our board of trustees for nomination. The CNCG Committee does not solicit trustee nominations, but it will consider recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent within a reasonable period of time prior to the decision and in accordance with applicable law. The CNCG Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. The CNCG Committee may, in its sole discretion, engage one or more search firms or other consultants, experts or professionals to assist in, among other things, identifying trustee candidates or gathering information regarding the background and experience of trustee candidates. If the CNCG Committee engages any such third party, the CNCG Committee will have sole authority to approve any fees or terms of retention relating to these services.
Personal Loans to Executive Officers and Trustees
We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of our trustees and executive officers.
Trustee Attendance at Annual Meetings of Shareholders
Our policy is to encourage and promote the attendance by each trustee at all meetings of our shareholders.
Communications with the Board of Trustees
Our board of trustees has approved a process to enable communications with the independent members of the board of trustees, including our Lead Independent Trustee, or the chair of any of the committees of the board of trustees. Communications by email should be sent to NSABoard@nsareit.net. Communications by regular mail should be sent to the attention of Tamara D. Fischer, our executive vice president, chief financial officer and secretary, at National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111. Each communication received will be reviewed to determine whether the communication requires immediate action. All appropriate communications received, or a summary of such communications, will be sent to the appropriate member(s) of our board of trustees. However, we reserve the right to disregard any communication we determine is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. Our secretary, or her delegate, has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. In addition, any of our shareholders and any other person may make a good faith report to the Audit Committee regarding any questionable or unethical accounting or auditing matters via regular mail addressed to the Audit Committee, National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111. We also encourage members of our board of trustees to be available to speak to institutional shareholders outside of formal meeting settings.

Executive Sessions of Independent Trustees
The independent trustees serving on our board of trustees meet in executive sessions at least four times per year at regularly scheduled meetings of our board of trustees. These executive sessions of our board of trustees are presided over by Mr. Hylbert, Jr., our Lead Independent Trustee.
Corporate Governance and Compensation Review
In overseeing our corporate policies and our overall performance and direction, our board of trustees has adopted the approach of operating in what it believes are the long-term best interests of our Company and our shareholders. In operating under these principles, our board of trustees regularly reviews our corporate governance structure and considers whether any changes are necessary or desirable. As part of this review, our board of trustees became aware that a proxy advisory firm recently adopted a policy of recommending "withhold" votes for members of nominating and corporate governance committees of public companies that have governance documents that restrict the ability of shareholders to amend the bylaws. Nevertheless, as part of our governance review, our board of trustees also considered an amendment to our bylaws to allow our shareholders (without the concurrence of our board of trustees) to implement bylaw amendments. After careful consideration of this matter, our board of trustees concluded that it remains in the best interests of our Company if authority to amend our bylaws is vested exclusively in our board of trustees as is permitted by Maryland law. Since our IPO in 2015, authority to amend our bylaws has been vested exclusively with our board of trustees. This arrangement has served our interests well, our board of trustees believes, because under Maryland law, our trustees owe legal duties to us that require them to act with a reasonable belief that their actions are in the best interests of our Company as a whole. On the other hand, under Maryland law, shareholders are not bound by any such legal duty and are permitted to take or to recommend actions that are in their own individual interests as shareholders without taking into account the broader interests of other shareholders or the interests of our Company. Beyond this factor, a significant percentage of our shareholders at any given time could consist of exchange traded or index funds that do not normally exercise independent judgment on matters presented to shareholders. As a result of these factors, we believe that our trustees are in the best position to consider possible future bylaw amendments (including those proposed by our shareholders in accordance with the SEC rules or provisions of our bylaws) and will adopt such amendments only after concluding that such amendments are in the best interests of our Company.
In addition, since our IPO, our board of trustees has adopted a number of additional corporate governance guidelines to better align the interests of our trustees and Named Executive Officers with those of our shareholders, including:
•pay-for-performance awards;
•appointing a Lead Independent Trustee;
•adopting a clawback policy;
•adopting minimum equity ownership guidelines; and
•prohibiting hedging the value of the Company's securities.
See "Compensation Discussion and Analysis-New Governance and Compensation Highlights."
At the time of our IPO, we adopted policies including:
•not having a shareholders rights plan ("poison pill");
•opting out of Maryland's unsolicited takeover statute (Title 3, Subtitle 8) ("MUTA"); and
•not having a staggered board of trustees, with each of our trustees subject to re-election annually.
Our board of trustees believes that these policies, together with the policies that we have adopted since of our IPO, help align the interests of our trustees' and Named Executive Officers' with the interests of our shareholders. For additional information regarding our corporate governance policies, see "Governance Highlights" above and "Corporate Governance Profile" in our most recent annual report on Form 10-K filed with the SEC.

INFORMATION REGARDING OUR NAMED EXECUTIVE OFFICERS
Throughout this Proxy Statement, our chairman and chief executive officer, Arlen D. Nordhagen, our executive vice president, chief financial officer and secretary, Tamara D. Fischer, and our senior vice president - operations, and president of National Storage Affiliates Trust Management Company, Steven B. Treadwell, are referred to as our "Named Executive Officers" or "executive officers," under Item 402 of Regulation S-K or an "officer" under Rule 16a-1(f) of the Exchange Act. Brandon S. Togashi was appointed as vice president, controller, and chief accounting officer effective January 1, 2017.
Our Named Executive Officers and their ages as of December 31, 2016 are as follows:

Name	Age
Arlen D. Nordhagen	60
Tamara D. Fischer	61
Steven B. Treadwell	47
Biographical information with respect to Mr. Nordhagen is set forth above under "Election of Trustees–Information Regarding the Nominees for Election as Trustees."

Tamara D. Fischer, 61, has served as our executive vice president and chief financial officer since our inception in 2013. Prior to this role, from 2004 to 2008, Ms. Fischer served as the executive vice president and chief financial officer of Vintage Wine Trust, Inc., a real estate investment trust, where she was involved in all aspects of the company's capital markets, investor relations and financial reporting activities. She continued to serve Vintage Wine Trust as a consultant through its dissolution in 2010 and served in various other consulting positions until becoming involved with NSA. From 1993 to 2003, Ms. Fischer served as the executive vice president and chief financial officer of Chateau Communities, Inc., one of the largest real estate investment trusts in the manufactured home community sector. There, she was responsible for overseeing the company's initial public offering, several mergers and acquisitions and was involved in capital markets activity, investor relations and financial reporting and administrative responsibilities. Ms. Fischer remained at Chateau through its sale to Hometown America LLC in 2003. Prior to her experience at Chateau Communities, Inc., Ms. Fischer spent nine years at Coopers & Lybrand (now PricewaterhouseCoopers), initially as an accountant in the real estate practice and later as an audit manager. Ms. Fischer is a certified public accountant (inactive) and graduated from Case Western Reserve University with a bachelor of arts in business administration.

Steven B. Treadwell, 47, has served as our senior vice president for operations and has been with the Company since 2014. Since October 2016, he has also served as president of the National Storage Affiliates Trust Management Company. Prior to his roles with us, between 2010 and 2014, Mr. Treadwell co-founded and served as managing partner of Energy Inspection Services, an oilfield services firm, and he also served as a financial and operational consultant to multiple firms in the real estate and energy industries. From 2005 to 2010, Mr. Treadwell served as a divisional chief financial officer and first vice president of finance at ProLogis, a global real estate investment trust in the industrial sector. Prior to his experience in the private sector, Mr. Treadwell served for 12 years in the U.S. Air Force in multiple assignments ranging from weapon system research and development to instructor pilot in the KC-10 Extender and the C-21 Learjet. Mr. Treadwell graduated from Harvard University with a masters in business administration, Massachusetts Institute of Technology with a master of science degree in aeronautical engineering, and the U.S. Air Force Academy with a bachelor of science degree in electrical engineering.

COMPENSATION DISCUSSION AND ANALYSIS
This section of our Proxy Statement provides compensation information pursuant to the scaled disclosure rules applicable to emerging growth companies under SEC rules and the JOBS Act. It discusses the principles underlying our executive compensation policies and decisions. In addition, it provides qualitative information about the manner and context in which compensation is awarded to, and earned by, our Named Executive Officers, and places in perspective the data presented in the tables and narrative that follow.
Executive Compensation Program Objectives
We believe the primary goals of executive compensation are to attract and retain the best executive talent in a way that allows us to align the interests of our Named Executive Officers with those of our shareholders. We seek to encourage the achievement of our business strategies, the creation of company growth, and the retention of our Named Executive Officers in a manner that is consistent with appropriate risk-taking and based on sound corporate governance practices. In furtherance of these goals, in 2017, our CNCG Committee completed its design of a pay for performance compensation framework to compensate our Named Executive Officers for favorable shareholder returns, the Company’s competitive position within its segment of the real estate industry and each Named Executive Officers' contributions to the Company.
We expect to continue to pay competitive base salaries to our Named Executive Officers and anticipate that our compensation incentives will take the form of annual cash bonuses and long-term equity incentives measured by objective Company performance targets and, to a lesser extent with respect to annual cash bonuses, subjective individual performance targets, established by our CNCG Committee, which are specifically tailored to each Named Executive Officer. In addition, our CNCG Committee may determine to make awards to new Named Executive Officers and other existing and new personnel in order to attract and retain talented professionals.
In order to meet our objectives, our executive compensation program beginning in 2017 provides:

•	base salary, which is fixed annually, taking into account our budgeted operating expenses, and compensates individuals for daily performance;

•	annual incentive cash bonus that is based on the achievement of certain quantitative and qualitative Company and individual performance objectives over the course of each year; and

•
long-term equity-based compensation that is bifurcated between performance-based and time-based awards (as described herein), which, in the former case, are earned over a three-year performance period contingent upon the achievement of performance criteria, and in the latter case, are earned in three equal annual installments over a three-year period, subject to continued employment of the Named Executive Officers.

Our CNCG Committee believes having a significant portion of variable or equity-based compensation achieves our goals of encouraging high performance, promoting accountability and motivating our Named Executive Officers to achieve our business objectives and aligning their interests with those of our shareholders.
2016 Business Highlights
We are focused on the ownership, operation, and acquisition of self storage properties located within the top 100 metropolitan statistical areas ("MSAs") throughout the United States. As of December 31, 2016, we held ownership interests in and operated a geographically diversified portfolio of 448 self storage properties, located in 23 states, comprising approximately 27.6 million rentable square feet, configured in approximately 220,000 storage units. According to the 2017 Self-Storage Almanac, we are the sixth largest owner and operator of self storage properties in the United States based on number of properties, self storage units, and rentable square footage.

During 2016, the Company's first full year as a public company, we achieved the following financial highlights:

Our same store portfolio is defined and our non-GAAP financial measures, including Core FFO per share and Net Operating Income ("NOI"), are defined and reconciled to their most directly comparable GAAP measure in our annual report on Form 10-K filed with the SEC on February 28, 2017.

The above chart assumes $100.00 invested on April 23, 2015, with dividends reinvested and compares the yearly cumulative total shareholder return for our common shares with the cumulative shareholder return of companies on (i) the S&P 500 Index, (ii) the Russell 2000 Index and (iii) the NAREIT All Equity REIT Index as provided by NAREIT for the period beginning April 23, 2015 and ending December 31, 2016.

	Period Ending
Index	4/23/2015	12/31/2015	12/31/2016
National Storage Affiliates Trust	$100	$137	$184
S&P 500	100	98	110
Russell 2000	100	91	109
NAREIT All Equity REIT Index	100	101	109

Roles of our CNCG Committee, Compensation Consultant and Management
CNCG Committee
Our CNCG Committee, which is comprised entirely of independent trustees, has overall responsibility for monitoring the performance of the Company’s Named Executive Officers and evaluating and approving our executive compensation plans, policies and programs. In addition, our CNCG Committee oversees our 2015 equity incentive plan (our "Equity Incentive Plan").
Our CNCG Committee determines all components of Mr. Nordhagen's compensation. With respect to Ms. Fischer and Mr. Treadwell, our CNCG Committee seeks input from Mr. Nordhagen and reviews and approves all components of Ms. Fischer's and Mr. Treadwell's compensation.
Compensation Consultant
Our CNCG Committee has engaged FPL, an outside compensation consultant, to provide guidance with respect to the development and implementation of our compensation programs. FPL provides our CNCG Committee with advice concerning the types and levels of compensation to be paid to our Named Executive Officers.
Our CNCG Committee policy requires that its compensation consultants be independent of Company management. Our CNCG Committee performs an annual assessment of FPL's independence to determine whether the consultant is independent. Our CNCG Committee assessed FPL's independence most recently in February 2017 and determined that the engagement did not raise any conflict of interests with management.
Management
Mr. Nordhagen, our chairman and chief executive officer, generally attends CNCG Committee meetings, provides information as to the individual performance of Ms. Fischer and Mr. Treadwell and other key employees, and makes annual recommendations to our CNCG Committee of appropriate compensation levels for Ms. Fischer and Mr. Treadwell. Nonetheless, all components of our Named Executive Officers' compensation are approved by our CNCG Committee in its sole discretion and Mr. Nordhagen is not present during our CNCG Committee’s determination with respect to his own compensation.
Benchmarking Process
During 2016, our CNCG Committee, in consultation with FPL, conducted a compensation benchmarking analysis to ensure that our programs are competitive with those of certain other publicly traded REITs (the "Benchmarking Analysis"). The Benchmarking Analysis included a comprehensive review of each component of the total compensation opportunities for our Named Executive Officers relative to market data for their counterpart positions at REITs with market capitalization and enterprise value similar to that of our Company. The market data was sourced from FPL’s proprietary database and the 2016 NAREIT Compensation Survey, which FPL conducts. This process resulted in the CNCG Committee approving increased annual base salaries to our Named Executive Officers to better align their total compensation with such data, maintaining an annual cash bonus incentive program similar in nature to the program used for the 2016 compensation year and adopting a new multi-year pay-for-performance long-term equity incentive program, each of which is described further in “–Elements of Our Compensation Program” below.

New Governance and Compensation Highlights
In 2016, we adopted a number of best practices with respect to corporate governance and compensation that complement the many best practices we adopted at the time of our IPO. See "Corporate Governance - Governance Highlights" for additional information. The new policies and practices include:

•
pay-for-performance awards designed to better align the interests of the Company's Named Executive Officers with those of the Company's shareholders, which include the use of performance metrics over a three-year performance period;

•	a clawback policy that allows for the recovery of previously paid executive compensation;

•	minimum equity ownership guidelines for our Named Executive Officers and trustees;

•	a prohibition in our insider trading policy on hedging the value of the Company's securities; and

•	appointing a Lead Independent Trustee.
Key Features of Our Compensation Program

What we do and have....	What we don't do and don't have....
Pay for performance, including incentive compensation (both cash and equity) that is subject to achievement of various performance objectives	Provide excise tax gross-ups with respect to payments made in connection with a change of control
Salaries comprise a relatively modest portion of each Named Executive Officers' overall compensation opportunity	Have nonqualified deferred compensation or supplemental retirement benefits for our Named Executive Officers
Balance of short-term and long-term incentives	Allow hedging the value of Company securities
Only minimal perquisites to Named Executive Officers
Robust minimum equity ownership guidelines
Clawback policy that allows for the recovery of previously paid executive compensation
Independent compensation consultant
"Double-trigger" change of control benefits
Elements of Our Compensation Program
The compensation provided to our Named Executive Officers consists of base salary, annual cash bonus and long-term equity incentive compensation.
Base Salary
The base salaries payable to our Named Executive Officers provides a fixed component of compensation that reflects the Named Executive Officers’ position and responsibilities. Base salaries are reviewed annually by our CNCG Committee and may be adjusted to better match competitive market levels or to recognize a Named Executive Officers’ professional growth, development, and increased responsibility. The table below summarizes the 2016 base salary and corresponding percent change against the prior year for Mr. Nordhagen, Ms. Fischer and Mr. Treadwell:

	Base Salary
Executive	2016	Change
Arlen D. Nordhagen	$309,450	3.2%
Tamara D. Fischer	$185,850	3.3%
Steven B. Treadwell	$160,000	6.7%

In connection with the Company’s 2017 executive compensation program, our CNCG Committee, in consultation with FPL, used the Benchmarking Analysis described above to revise the base salaries for our Named Executive Officers in line with our compensation objectives. Our CNCG Committee approved base salary levels for 2017 that approximately align with the 25th percentile of the market data utilized in the CNCG Committee’s Benchmarking Analysis, amounting to base salaries for Mr. Nordhagen, Ms. Fischer, and Mr. Treadwell of $495,000, $315,000, and $250,000, respectively. Such revised base salaries are intended to preserve a mix of compensation such that base salary remains a modest portion of the overall compensation opportunity for each Named Executive Officer.
Annual Incentive Cash Bonus Payments
We have provided and expect to continue to provide cash bonuses to encourage outstanding individual and Company performance by motivating our Named Executive Officers to achieve short-term Company performance objectives and individual goals. Set forth below is a summary of our framework for annual cash bonus payments and the actual amounts earned for 2016 for our Named Executive Officers.
2016 Annual Cash Bonus Awards. Our annual cash bonus program for our Named Executive Officers is based primarily on objective factors aligned with our Company's performance, and to a lesser extent on subjective factors.
The objective financial performance goals for 2016 were weighted and based on the Company’s achievement of specific targets related to the following elements: the Company’s same-store NOI growth, Core FFO per share growth, acquisitions volume and number of new PROs added. The subjective performance goals were tailored to each Named Executive Officer and were also weighted and considered together with the objective elements. For an explanation of how we calculate NOI and Core FFO, which are both non-GAAP financial measures, see "Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures" in our annual report on Form 10-K for the year ended December 31, 2016, filed with the SEC.
In addition to the specific targets for performance described above, our CNCG Committee also identified a threshold level of performance that was below the target level and a high level of performance or outperformance that was above the target level. In the event that our Company's actual performance did not meet the threshold level set with respect to a particular metric, no cash bonuses would be earned for such performance metric. If our Company's actual performance for the performance period was above the high level with respect to a particular metric, the amount of earned cash bonuses would be capped at the high level for such performance metric.
Based on the performance of our Named Executive Officers in 2016, our CNCG Committee approved the following cash bonuses: Mr. Nordhagen - $340,340, Ms. Fischer - $158,902, and Mr. Treadwell - $92,800.

Long-Term Equity Incentive Compensation
Our CNCG Committee believes that a substantial portion of each Named Executive Officer's compensation should be in the form of long-term equity incentive compensation. Equity incentive awards encourage management to create shareholder value over the long term. In addition, equity awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years. Equity awards can also encourage the achievement of our business strategies and company growth when they are tied to specific performance criteria.
Long-term equity incentive compensation may be granted in many forms under our Equity Incentive Plan, including restricted shares and LTIP units, representing a class of partnership interests in our operating partnership, NSA OP, L.P. (our "operating partnership") and other equity awards. For a further description of such awards, see "Awards Under the Plan" below.
In February 2017, as described further below, our CNCG Committee adopted a new framework for long-term equity incentive compensation that is both performance-based and time-based and our CNCG Committee approved the grant of additional time-based awards to our Named Executive Officers in respect of their performance during 2016.

Set forth below is a summary of our 2015 and 2016 long term equity incentive compensation awards for our Named Executive Officers and a summary of our new framework adopted in 2017 for long term equity incentive compensation.
2015 Long Term Equity Incentive Compensation Awards Granted in 2016. Based on an evaluation of the Company's and each Named Executive Officer's performance in 2015, particularly in connection with the successful completion of our formation transactions and IPO, our CNCG Committee approved the following time-based LTIP unit awards in February 2016: Mr. Nordhagen – $588,880, Ms. Fischer – $242,480, and Mr. Treadwell – $103,920. As a result of exceeding strategic performance goals in 2015, half of these LTIP unit awards vested on January 1, 2017, 30% vest on January 1, 2018, and the remaining 20% vest on January 1, 2019, respectively, subject to continued employment by the respective Named Executive Officer. Although these awards were made in recognition of the 2015 performance year, they are included in the Summary Compensation Table below based on the accounting grant date having occurred in 2016.
2016 Long Term Equity Incentive Compensation Awards Granted in 2016 and 2017. Based on the evaluation described in the paragraph above and a desire to retain the services of our Named Executive Officers in furtherance of the Company's continued success, our CNCG Committee approved the following time-based LTIP unit awards in February 2016: Mr. Nordhagen – $1,000,000, Ms. Fischer – $500,000 and Mr. Treadwell – $150,000. The LTIP unit awards were to vest ratably on January 1, 2017, 2018, and 2019, subject to continued employment by the respective Named Executive Officer.
In addition, in recognition of 2016 performance, particularly in connection with the Company's achievements outlined in "–2016 Business Highlights" above, and a desire to retain the services of our Named Executive Officers in furtherance of the Company's continued success, our CNCG Committee approved the following time-based LTIP unit awards in February 2017: Mr. Nordhagen – $374,556, Ms. Fischer – $212,500 and Mr. Treadwell – $67,708. These LTIP unit awards vest equally in three annual installments on January 1, 2018, January 1, 2019, and January 1, 2020, respectively, subject to continued employment by the respective Named Executive Officer.
New Long Term Equity Incentive Compensation Framework. Our CNCG Committee adopted a new compensation framework in 2017 that is designed to align the interests of the Company's Named Executive Officers with those of the Company's shareholders in a multi-year pay-for-performance structure utilizing both performance-based and time-based LTIP unit awards. The awards are structured to reward, among other things, favorable shareholder returns and the Company’s competitive position within its segment of the real estate industry.
The performance-based LTIP unit awards granted to our Named Executive Officers represent the maximum amount of LTIP units that can vest contingent upon the achievement of performance criteria during the period between January 1, 2017 and December 31, 2019 (the "performance period"), which is based on the Company's total shareholder return ("TSR") relative to the TSR of the companies in the Morgan Stanley Capital International US REIT Index (the "MSCI US REIT Index") and the Company's TSR relative to the TSR of its public company peers in the self storage industry. In the event that the Company's TSR during the performance period relative to the TSR of the companies in the MSCI US REIT Index exceeds the 75th percentile, the Named Executive Officers will earn 100% of the LTIP unit awards set forth in his or her LTIP Unit Award Agreement with respect to this criterion. To the extent the minimum level of performance, which is less than or equal to the 35th percentile, is not achieved, none of such performance-based awards will vest. To the extent performance results fall between the minimum (35th percentile) and target (55th percentile) levels or the target (55th percentile) and maximum (75th percentile) levels, vesting of such awards will be determined based upon linear interpolation from 0% to 44% of the maximum award in the former case and from 44% to 100% of the maximum award in the latter case. In the event that the Company's TSR during the performance period relative to the TSR of its public company self storage peers is in first place, the Named Executive Officers will earn 100% of the LTIP unit awards set forth in his or her LTIP Unit Award Agreement with respect to this criterion. To the extent the minimum level of performance is not achieved (in fourth place or further behind), none of such performance-based awards will vest. To the extent performance results in the Company being in second or third place, 44% of the maximum of such awards will vest.
If a Named Executive Officer's employment is terminated by us without "cause" or by the Named Executive Officer for "good reason" (each as defined in the applicable employment agreement), or by reason of the Named

Executive Officer's death or "disability" (as defined in the applicable employment agreement) prior to the completion of the vesting period, then upon the completion of the vesting period, all time-based awards will become vested and a prorated number (based on the number of days of employment during the vesting period until the termination of service, as applicable, over the number of calendar days in the vesting period) of any performance-based LTIP units that would have been awarded upon completion of the vesting period if there had not been a termination of service will become vested and any remaining portion of such awards will be forfeited, except in the event that a termination of service as described above follows a change of control which occurs after June 30, 2018, in which case all outstanding performance-based LTIP units will vest without being subject to proration.
During the vesting period, each Named Executive Officer will be entitled to receive interim distributions with respect to each performance-based LTIP unit at the maximum level equal to ten percent of the distributions paid to a holder of an equal number of OP units. Upon the completion of the vesting period, each Named Executive Officer will be entitled to receive full distributions on each performance-based LTIP unit earned equal to the distributions payable during the vesting period on an equal number of OP units less the amount of interim distributions already paid. Thereafter, each Named Executive Officer will be entitled to receive distributions on each vested LTIP unit equal to the distributions paid to a holder of an OP unit as distributions on OP units are made.
The time-based LTIP unit awards vest in three annual installments on January 1, 2018, January 1, 2019 and January 1, 2020, subject to the continued employment of the Named Executive Officer. During the vesting period, each Named Executive Officer will be entitled to receive distributions with respect to each time-based LTIP unit equal to each distribution paid to a holder of an OP unit as distributions on OP units are made.
The following table summarizes the minimum, target and maximum number of performance-based awards that may be earned by each Named Executive Officer contingent upon performance during the performance period and the total number of time-based awards that each Named Executive Officer may earn by January 1, 2020:

Named Executive Officer	Performance-based Award			Time-based Award
	Minimum	Target	Maximum
Arlen D. Nordhagen	—	22,293	50,158	41,867
Tamara D. Fischer	—	10,134	22,800	19,031
Steven B. Treadwell	—	5,067	11,401	9,516
Equity Incentive Plan
Prior to completion of our IPO and formation transactions, we adopted our Equity Incentive Plan, which replaced our Prior Incentive Plan, which is described below, to provide equity based incentive compensation to Named Executive Officers, our independent trustees, advisers, consultants and other personnel. Unless terminated earlier or renewed, our Equity Incentive Plan will terminate ten years after its adoption, but will continue to govern unexpired awards following such date. Our Equity Incentive Plan allows for grants of share options, restricted Common Shares, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our operating partnership and other equity-based awards.
Our Equity Incentive Plan is administered by our CNCG Committee. Our CNCG Committee, as appointed by our board of trustees, has the full authority to (1) authorize the granting of awards to eligible persons, (2) determine the eligibility of trustees, Named Executive Officers, advisors, consultants and other personnel to receive an equity award, (3) determine the number of Common Shares to be covered by each award (subject to the individual participant limitations provided in our Equity Incentive Plan), (4) determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of our Equity Incentive Plan), (5) prescribe the form of instruments evidencing such awards, (6) make recommendations to our board of trustees with respect to equity awards that are subject to board of trustees' approval and (7) take any other actions and make all other determinations that it deems necessary or appropriate in connection with our Equity Incentive Plan or the administration or interpretation thereof. In connection with this authority, the CNCG Committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The CNCG Committee consists solely of independent trustees, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee trustee and will, at such times as we are subject to Section 162(m) of the Code and intend for awards to be treated as performance-based compensation for purposes of Section 162(m), qualify as an outside trustee for purposes of Section 162(m) of the Code.
For additional information about our Equity Incentive Plan, see "–Equity Compensation Plan Information" below.
Prior Incentive Plan
Our operating partnership adopted our Prior Incentive Plan, which was terminated upon the completion of our IPO and replaced by our Equity Incentive Plan. However, the awards under the Prior Incentive Plan remained outstanding.
The Prior Incentive Plan's purpose was to align the interests of officers, PROs, certain key employees and consultants, and others, with the interests of our operating partnership. The Prior Incentive Plan provided for grants of Class A common units of limited partner interest of our operating partnership ("OP units") and LTIP units in our operating partnership. Not more than a maximum of 2.5 million OP units and LTIP units were permitted to be granted under that plan.
Initially, LTIP units issued under the Prior Incentive Plan do not have full parity with OP units, and do not receive quarterly distributions. Under the terms of the LTIP units, our operating partnership must revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units issued under the Prior Incentive Plan with other holders of OP units, the LTIP units, whether or not vested, achieve full parity with OP units of our operating partnership for all purposes, including with respect to liquidating distributions, and are entitled to receive quarterly distributions. If such parity is reached, upon vesting, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units, including redemption rights.
Although the Prior Incentive Plan has been terminated, our CNCG Committee continues the administration of the awards made under the Prior Incentive Plan.
Pre-IPO Grants of LTIP Units under Prior Incentive Plan
Prior to the completion of our IPO we granted approximately 2.5 million LTIP units under our Prior Incentive Plan to our PROs, representatives of our PROs, trustee nominees, officers and certain employees under our Prior Incentive Plan, which is described further under "Prior Incentive Plan" above. These grants include 150,000 LTIP units granted to Mr. Nordhagen, 81,750 LTIP units granted to Ms. Fischer and 31,000 LTIP units granted to Mr. Treadwell on December 31, 2014. Of these LTIP units granted to Mr. Nordhagen, 50,000 vested on each of December 31, 2015 and 2016, and 50,000 are scheduled to vest on December 31, 2017, subject to continued employment. Of these LTIP units granted to Ms. Fischer, 6,750 vested immediately, 25,000 vested on each of December 31, 2015 and 2016, and 25,000 are scheduled to vest on December 31, 2017, subject to continued employment. Of these LTIP units granted to Mr. Treadwell, 10,000 vested in connection with the Company's IPO, 7,000 vested on each of December 31, 2015 and 2016, and 7,000 are scheduled to vest on December 31, 2017, subject to continued employment.
Available Shares
Our Equity Incentive Plan provides for grants of share options, restricted Common Shares, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our operating partnership and other equity-based awards up to an aggregate of 5% of the Common Shares issued and outstanding from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including OP units and Class B common units of limited partner interest of our operating partnership ("subordinated performance units"), into Common Shares). If an award granted under our Equity Incentive Plan expires, is forfeited or terminates, the Common Shares subject to any portion of the award that expires, is forfeited or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of trustees, no new award may be granted under our Equity Incentive Plan after the tenth anniversary of the earlier of (1) the date that such plan was approved by our board of trustees and (2) the date that such plan was approved by the holders of our Common Shares.
To the extent our CNCG Committee deems appropriate, it will establish performance criteria and satisfy such other requirements as may be applicable in order to satisfy the requirements for performance-based compensation under Section 162(m) of the Code.
Awards Under the Plan
Share Options
The terms of specific share options, including whether share options shall constitute "incentive share options" for purposes of Section 422(b) of the Code, shall be determined by the CNCG Committee. The exercise price of a share option shall be determined by the committee and reflected in the applicable award agreement. The exercise price with respect to share options may not be lower than 100% (110% in the case of an incentive share option granted to a 10% shareholder, if permitted under our Equity Incentive Plan) of the fair market value of our Common Shares on the date of grant. Each share option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed 10 years from the date of grant (or five years in the case of an incentive share option granted to a 10% shareholder, if permitted under our Equity Incentive Plan). Incentive share options may only be granted to our employees and employees of our subsidiaries. Share options will be exercisable at such times and subject to such terms as determined by our CNCG Committee. We may also grant share appreciation rights, which are share options that permit the recipient to exercise the share option without payment of the exercise price and to receive Common Shares (or cash or a combination of the foregoing) with a fair market value equal to the excess of the fair market value of the Common Shares with respect to which the share option is being exercised over the exercise price of the share option with respect to those shares. The exercise price with respect to share appreciation rights may not be lower than 100% of the fair market value of our Common Shares on the date of grant.
Restricted Shares
A restricted share award is an award of Common Shares that are subject to forfeiture and restrictions on transferability and such other restrictions as our CNCG Committee may impose at the date of grant. Grants of restricted Common Shares will be subject to vesting schedules and other restrictions as determined by our CNCG Committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our CNCG Committee may determine. Generally, a participant granted restricted Common Shares has all of the rights of a shareholder, including, without limitation, the right to vote and the right to receive dividends on the restricted Common Shares. Although dividends will be paid on restricted Common Shares, whether or not vested, at the same rate and on the same date as on our Common Shares (unless otherwise provided in an award agreement), holders of restricted Common Shares are prohibited from selling such shares until they vest.
Phantom Shares
A phantom share represents a right to receive the fair market value of a Common Share, or, if provided by our CNCG Committee, the right to receive the fair market value of a Common Share in excess of a base value established by our CNCG Committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of Common Shares (as may be elected by the participant or our CNCG Committee or as may be provided by our CNCG Committee at grant). Our CNCG Committee may, in its discretion and under certain circumstances (taking into account, without limitation, Section 409A of the Code), permit a participant to receive as settlement of the phantom shares installment payments over a period not to exceed 10 years.
Dividend Equivalents
A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or Common Shares) of dividends paid on Common Shares otherwise subject to an award. Our CNCG Committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional Common Shares. Our CNCG Committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

LTIP Units
LTIP units are a special class of partnership interest in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one Common Share under the Equity Incentive Plan, reducing the availability for other equity awards on a one-for-one basis. The vesting period for LTIP units, if any, will be determined at the time of issuance. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with other holders of OP units, the LTIP units will achieve full parity with OP units of our operating partnership for all purposes, including with respect to liquidating distributions. For LTIP units granted under our Prior Incentive Plan, upon reaching parity, holders of LTIP units will be entitled to receive distributions from our operating partnership equal to those made on our Common Shares whether or not such LTIP units are vested. For LTIP units granted under our Equity Incentive Plan, upon reaching parity, or earlier if provided under the individual award agreement, holders of LTIP units will be entitled to receive distributions from our operating partnership equal to those made on our Common Shares whether or not such LTIP units are vested. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that will be realized for a given number of vested LTIP units will be less than the value of an equal number of Common Shares.
Other Equity-Based Awards
Our Equity Incentive Plan authorizes the granting of other awards based upon our Common Shares (including the grant of securities convertible into Common Shares), subject to terms and conditions established at the time of grant.
We have filed with the SEC a Registration Statement on Form S-8 covering our Common Shares issuable under our Equity Incentive Plan.
Change in Control
Under our Equity Incentive Plan, a change in control is defined as the occurrence of any of the following events: (1) the acquisition of more than 50% of our then outstanding Common Shares or the combined voting power of our outstanding securities by any person; (2) the sale or disposition of all or substantially all of our assets, other than certain sales and dispositions to entities owned by our shareholders; (3) a merger, consolidation, conversion, or statutory share exchange where our shareholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (4) during any consecutive 24 calendar month period, the members of our board of trustees at the beginning of such period, the "incumbent trustees," cease for any reason (other than due to death) to constitute at least a majority of the members of our board of trustees (for these purposes, any trustee whose election or nomination for election was approved or ratified by a vote of at least a majority of the incumbent trustees shall be deemed to be an incumbent trustee); or (5) shareholder approval of a plan or proposal for our liquidation or dissolution.
Upon a change in control, awards may be subject to accelerated automatic or conditional accelerated vesting depending on the terms of the grant agreement establishing the award. In addition, the CNCG Committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the CNCG Committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).
Amendments and Termination
Our board of trustees may amend, suspend, alter or discontinue our Equity Incentive Plan but cannot take any action that would impair the rights of an award recipient with respect to an award previously granted without such award recipient's consent unless such amendments are required in order to comply with applicable laws. Our board of trustees may not amend our Equity Incentive Plan without shareholder approval in any case in which amendment in the absence of such approval would cause our Equity Incentive Plan to fail to comply with any applicable legal requirement or applicable exchange or similar requirement, such as an amendment that would:

•	other than through adjustment as provided in our Equity Incentive Plan, increase the total number of Common Shares reserved for issuance under our Equity Incentive Plan;

•	materially expand the class of trustees, officers, employees, consultants and advisors eligible to participate in our Equity Incentive Plan;

•	reprice any share options under our Equity Incentive Plan; or

•	otherwise require such approval.
Employment Agreements
We have entered into employment agreements with our Named Executive Officers. The employment agreements provide for Mr. Nordhagen to serve as our chairman and chief executive officer, Ms. Fischer to serve as our executive vice president and chief financial officer, and Mr. Treadwell to serve as our senior vice president, operations.
The employment agreements with our Named Executive Officers have a term of three years. Each employment agreement provides for automatic one-year extensions thereafter, unless either party provides at least 90 days' notice of non-renewal. These employment agreements require our Named Executive Officers to devote substantially all of their time to our affairs.
The employment agreements provide for:

•	a specified minimum annual base salary, subject to increases at the discretion of our board of trustees or the CNCG Committee;

•
eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by our board of trustees or our CNCG Committee, which will be awarded at the discretion of our CNCG Committee;

•	participation in our Equity Incentive Plan, as well as other incentive, savings and retirement plans applicable generally to Named Executive Officers; and

•	medical and other group welfare plan coverage and fringe benefits provided to our Named Executive Officers.
In addition, our Named Executive Officers are eligible for regular, annual grants under our Equity Incentive Plan.
The employment agreements provide that, if a Named Executive Officer's employment is terminated by us without "cause" or by the Named Executive Officer for "good reason" (each as defined in the applicable employment agreement), or as a result of our notice of non-renewal of the applicable employment term, the Named Executive Officer will be entitled to the following severance payments and benefits, subject to the execution and non-revocation of a general release of claims:

•	accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination;

•
an amount equal to the sum of the Named Executive Officer's then-current annual base salary plus the greater of the annual average bonus over the prior two years (or such fewer years with respect to which the Named Executive Officer received an annual bonus) and the Named Executive Officer's target annual bonus for the year of termination, multiplied by three for Mr. Nordhagen, by two for Ms. Fischer, and by one for Mr. Treadwell;

•
health benefits for the Named Executive Officer and eligible family members for two years following the Named Executive Officer's termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the Named Executive Officer receives comparable benefits from a subsequent employer; and

•	100% of the unvested shares or share-based awards held by the Named Executive Officer will become fully vested and/or exercisable.
Each employment agreement also provides that each Named Executive Officer, or his or her estate, will be entitled to certain severance benefits in the event of death or disability. Specifically, each Named Executive Officer or, in the event of such person's death, his or her beneficiaries will receive:

•	accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination;

•	prorated annual bonus for the year in which the termination occurs;

•
health benefits for the Named Executive Officer and/or eligible family members for two years following the Named Executive Officer's termination of employment at the same level as in effect immediately preceding the Named Executive Officer's death or disability; and

•
for the initial awards granted or outstanding upon the completion of the IPO, 100% of the unvested share awards held by the Named Executive Officer will become fully vested and/or exercisable. For all outstanding unvested share awards held by the Named Executive Officer other than the initial restricted share award, a prorated portion (based on the number of days of employment during a year until the date of death or disability, as applicable, over 365) of any share that would have vested for the year of the Named Executive Officer's death or disability, as applicable, will become vested and/or exercisable and any remaining portion of such awards will be forfeited.

The employment agreements for Named Executive Officers provide for a definition of "good reason" following a change-in-control (as defined in the applicable employment agreement), and provide for 100% of the unvested shares (or share-based awards) held by the Named Executive Officer to become fully vested and/or exercisable if the Named Executive Officer's employment is terminated by our Company without cause or if the Named Executive Officer quits for "good reason" following the effective date of a change in control.
The employment agreements also contain standard confidentiality provisions, which apply indefinitely, and both non-competition and non-solicitation provisions, which apply during the term of the employment agreements and for a period of six months following termination of employment.
Employee Benefits
We have a tax-qualified 401(k) Retirement Savings Plan, or the 401(k) Plan. All eligible employees are able to participate in our 401(k) plan, including our Named Executive Officers. We provide this plan to enable our employees to save some amount of their cash compensation for retirement in a tax efficient manner. Under our 401(k) plan, employees are eligible to defer a portion of their salary, and we currently match a portion of each eligible employee's contributions. We do not intend to provide an option for our employees to invest in our Common Shares through our 401(k) plan.
Perquisites and Other Personal Benefits
We provide no perquisites or other personal benefits to our Named Executive Officers, except as disclosed under "–Summary Compensation Table" below.

Clawback Policy
We have adopted a formal clawback policy, which allows us to recoup incentive compensation paid to officers covered by the policy based on financial results that are subsequently restated. Our CNCG Committee intends to periodically review this clawback policy and, as appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Minimum Share Ownership Guidelines for the Named Executive Officers and Independent Trustees
We have adopted robust minimum share ownership guidelines that require each Named Executive Officer and each independent trustee to maintain a minimum number of Common Shares (including operating partnership units and LTIP units) having a market value equal to: six times annual base salary for Mr. Nordhagen; three times annual base salary for the Ms. Fischer; two times annual base salary for Mr. Treadwell; and five times annual cash compensation for all independent trustees. The CNCG Committee annually reviews progress toward achieving these ownership levels. As of March 15, 2017, each Named Executive Officer and each independent trustee was in compliance with the minimum share ownership guidelines.
Policy on Hedging Transactions
We prohibit our Named Executive Officers, senior officers, trustees and PRO advisory committee members from engaging in hedging transactions or arrangements designed to lock in the value of their Company securities. This prevents such persons from continuing to own Company securities without having the full risks and rewards of ownership.
Tax Gross-Up Payments
We do not provide any gross-up or similar payments to our Named Executive Officers. According to their employment agreements, if any payments or benefits to be paid or provided to any Named Executive Officer would be subject to "golden parachute" excise taxes under Section 280G of the Code, the Named Executive Officer's payments and benefits under his or her employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater net after-tax receipt for the Named Executive Officer.
Tax Implications - Deductibility of Named Executive Officer Compensation
Section 162(m) of the Code limits the deductibility on the Company’s tax return of compensation over $1 million to any of the chief executive officer and the two most highly-compensated executive officers of the Company other than the chief executive officer unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company’s shareholders. The Company believes that, because it has elected and believes it has qualified as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company’s net income. Our CNCG Committee’s compensation policy and practices therefore are not directly guided by considerations relating to Section 162(m).
Risk Considerations in our Compensation Programs
Our CNCG Committee has discussed the concept of risk as it relates to our compensation programs with management and FPL, and our CNCG Committee does not believe the goals, or the underlying philosophy of our compensation programs encourage excessive or inappropriate risk taking.
CNCG Committee Interlocks and Insider Participation
No member of our CNCG Committee is a current or former officer or employee of ours or any of our subsidiaries. None of our Named Executive Officers serve as a member of the board of trustees or CNCG Committee of any company that has one or more of its executive officers serving as a member of our board of trustees or CNCG Committee.

Summary Compensation Table
The following table summarizes the annual compensation received by our Named Executive Officers in the years ended December 31, 2016 and 2015, including amounts paid prior to our entry into employment agreements with our Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation	Stock Awards(1)	All Other Compensation(2)	Total
Arlen D. Nordhagen, Chairman and Chief Executive Officer(3)	2016	$309,450	$—	$340,340	$1,588,880	$25,600	$2,264,270
	2015	$300,000	$150,000	$—	$—	$20,600	$470,600
Tamara D. Fischer, Executive Vice President, Chief Financial Officer and Secretary	2016	$185,850	$—	$158,902	$742,480	$22,085	$1,109,317
	2015	$180,000	$63,000	$—	$—	$17,125	$260,125
Steven B. Treadwell, Senior Vice President, Operations, President, National Storage Affiliates Management Company	2016	$160,000	$—	$92,800	$253,920	$17,983	$524,703
	2015	$150,000	$40,000	$—	$—	$12,420	$202,420

(1)
Reflects the aggregate grant date fair value of LTIP unit awards granted on February 24, 2016 to each of the Named Executive Officers based upon $17.32 per unit in accordance with ASC Topic 718. The amounts shown for Mr. Nordhagen, Ms. Fischer, and Mr. Treadwell for compensation year 2016 are attributable to long term equity incentive compensation awards granted in 2016 based upon performance in 2015 and retention in 2016. In addition, in February 2017, LTIP unit grants were made to Mr. Nordhagen, Ms. Fischer and Mr. Treadwell based upon performance in 2016 as follows: Mr. Nordhagen - 15,600, Ms. Fischer - 8,850, and Mr. Treadwell - 2,820. For additional information, see "–2015 Long Term Equity Incentive Compensation Awards Granted in 2016" and "–2016 Long Term Equity Incentive Compensation Awards Granted in 2016 and 2017" above.

(2)
Other compensation for 2016 includes 401(k) match of $10,600, $7,085 and $7,983 for Mr. Nordhagen, Ms. Fischer and Mr. Treadwell, respectively, and expense allowance of $15,000, $15,000, and $10,000 for Mr. Nordhagen, Ms. Fischer and Mr. Treadwell, respectively. Other compensation for 2015 includes 401(k) match of $10,600, $7,125 and $5,750 for Mr. Nordhagen, Ms. Fischer and Mr. Treadwell, respectively, and expense allowance of $10,000, $10,000 and $6,670 for Mr. Nordhagen, Ms. Fischer and Mr. Treadwell, respectively.

(3)
Excludes consideration paid to Mr. Nordhagen or entities controlled by him in connection with the contribution of self storage properties. For additional information, see "Certain Relationships and Related Transactions."

Outstanding Equity Awards at Fiscal Year End
The following table summarizes all outstanding equity awards held by our Named Executive Officers on December 31, 2016.

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market Value of Shares, Units or Other Rights That Have Not Vested(3)
Arlen D. Nordhagen	—	—	—	—	—	141,737	$3,128,136
Tamara D. Fischer	—	—	—	—	—	67,868	$1,497,847
Steven B. Treadwell	—	—	—	—	—	21,661	$478,058

(1)
This table does not include LTIP unit award grants made in 2017 as they were not outstanding as of December 31, 2016. Such grants are described above under "–New Long Term Equity Incentive Compensation Framework."

(2)
Consists of compensatory LTIP unit awards granted to Mr. Nordhagen, Ms. Fischer and Mr. Treadwell which had not vested as of December 31, 2016. Of these grants to Mr. Nordhagen, 36,246 vested on January 1, 2017, 50,000 are scheduled to vest on December 31, 2017, 29,446 are scheduled to vest on January 1, 2018 and 26,045 are scheduled to vest on January 1, 2019, subject to continued employment. Of these grants to Ms. Fischer, 16,623 vested on January 1, 2017, 25,000 are scheduled to vest on December 31, 2017, 13,823 are scheduled to vest on

January 1, 2018 and 12,422 are scheduled to vest on January 1, 2019, subject to continued employment. Of these grants to Mr. Treadwell, 5,887 vested on January 1, 2017, 7,000 are scheduled to vest on December 31, 2017, 4,887 are scheduled to vest on January 1, 2018 and 3,887 are scheduled to vest on January 1, 2019, subject to continued employment.

(3)	The market value shown is based on the closing price of $22.07 per unit as of December 31, 2016.
Equity Compensation Plan Information
Our Equity Incentive Plan authorizes our CNCG Committee to grant share options, restricted Common Shares, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our operating partnership and other equity-based awards up to an aggregate of 5% of the Common Shares issued and outstanding from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including OP units and LTIP units, into Common Shares). In connection with our IPO, we terminated our operating partnership's Prior Incentive Plan but the awards granted thereunder remained outstanding after its termination. For additional information about our Equity Incentive Plan, see "–Equity Incentive Plan" above.
The following table presents certain information about our equity compensation plans as of December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted average exercise price of outstanding options warrants and rights	Number of securities remaining available at fiscal year‑end for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	N/A	N/A	4,198,558
Equity Compensation plans not approved by shareholders	—	—	—
Total	N/A	N/A	4,198,558

(1)
This amount represents 4,401,194 securities, which is the total number of securities available to us under our Equity Incentive Plan as of December 31, 2016 to make grants of share options, restricted Common Shares, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our operating partnership and other equity-based awards, minus 202,636, which is the number of securities that have been issued under our Equity Incentive Plan. Our Equity Incentive Plan provides for grants of equity awards up to, in the aggregate, the equivalent of 5% of the issued and outstanding Common Shares from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities into Common Shares) at the time of the award. We estimate that the number of Common Shares issued and outstanding on a fully diluted basis is equal to 88,023,874. This is comprised of 43,110,362 Common Shares issued and outstanding as of December 31, 2016 and up to 44,913,512 Common Shares issuable directly or indirectly upon conversion or exchange of the outstanding units in our operating partnership and certain of its subsidiaries as of December 31, 2016, assuming that all such units are convertible into or exchangeable for Common Shares directly or indirectly on a one-for-one basis and that existing lock-up prohibitions on conversions and exchanges do not apply. These estimates are provided solely for the purposes set forth herein. The actual number of OP units into which subordinated performance units will become convertible may vary significantly from these estimates and will depend upon the conversion formula in effect at the time of conversion. For more information, see the limited partnership agreement of our operating partnership, which is filed as Exhibit 3.3 to our Quarterly Report on Form 10-Q dated June 5, 2015, available at www.sec.gov. This table excludes 2,474,710 LTIP unit awards granted under our Prior Incentive Plan because our Prior Incentive Plan was terminated in connection with the closing of our IPO. As of December 31, 2016, we did not have outstanding under our equity compensation plans, any options, warrants or rights to purchase Common Shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our trustees, Named Executive Officers and holders of more than 10% of our outstanding Common Shares ("10% Holders") to file with the SEC initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of our Company. Trustees, executive officers and 10% Holders are required by the SEC's regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.
The following is a list of the late filings of Section 16(a) reports during fiscal year 2016 by our Named Executive Officers and trustees who served during fiscal year 2015:
In November 2016, Mark Van Mourick filed a late Form 4 to report three transactions that occurred in July 2016 and one transaction that occurred in September of 2016. In December 2016, Tamara Fischer filed a late Form 4 to report one transaction that occurred in May 2016 and one that occurred in November 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Material Benefits to Related Parties
Transactions with Mr. Nordhagen
In connection with the acquisition of six self storage properties with a total fair value of $34.8 million that we acquired as part of our portfolio between January 1, 2016 and December 31, 2016, we issued to Mr. Nordhagen or entities controlled by him a combination of 186,034 OP units and 241,274 subordinated performance units that we estimate had an aggregate value of approximately $7.9 million as of the date of the acquisitions, and 34,100 LTIP units vested that were previously issued with an aggregate value of approximately $0.6 million. In connection with the sourcing and underwriting of 46 properties that we acquired as part of our portfolio between January 1, 2016 and December 31, 2016, we paid entities controlled by Mr. Nordhagen $510,000 in cash consideration. Of the cash consideration paid, Mr. Nordhagen’s interest was approximately $269,000, excluding Mr. Nordhagen's respective share of any costs associated with the sourcing and underwriting of acquired properties.
In February 2017, the Company entered into definitive agreements with an affiliate of Shader Brothers Corporation d/b/a Personal Mini Storage ("Personal Mini") of Orlando, Florida, to add Personal Mini as the Company's eighth PRO. As part of the agreements, an affiliate of Personal Mini contributed approximately $7.0 million of cash to the Company in exchange for subordinated performance units. The Company's chairman and chief executive officer, Arlen D. Nordhagen, has a noncontrolling minority ownership interest in an affiliate of Personal Mini equal to approximately 15%.
Transactions with Mr. Howard
In connection with the acquisition of one self storage property with a fair value of $7.7 million that we acquired as part of our portfolio between January 1, 2016 and December 31, 2016, we issued to Mr. Howard or entities controlled by him a combination of 96,561 OP units and 10,729 subordinated performance units that we estimate had an aggregate value of approximately $2.1 million as of the date of the acquisition. Additionally, of the cash consideration paid by us in the transaction, $0.6 million was paid to retire debt for which Mr. Howard was the lender. In connection with the sourcing and underwriting of two properties that we acquired as part of our portfolio between January 1, 2016 and December 31, 2016, we paid entities controlled by Mr. Howard $50,000 in cash consideration. Of the cash consideration paid, Mr. Howard’s interest was approximately $25,000, excluding Mr. Howard's respective share of any costs associated with the sourcing and underwriting of acquired properties.
In connection with the acquisition of two self storage properties with a fair value of $11.3 million that we acquired as part of our portfolio between January 1, 2017 and March 15, 2017, we issued Mr. Howard or entities controlled by him a combination of 75,147 OP units and 23,666 subordinated performance units, that we estimate had an aggregate value of approximately $2.2 million as of the date of the acquisition. Additionally, of the cash consideration paid by us in the transaction, $1.2 million was paid to retire debt for which Mr. Howard, or an entity controlled by him, was the lender.
Transactions with Mr. Van Mourick
In connection with the sourcing and underwriting of nine properties that we acquired as part of our portfolio between January 1, 2016 and December 31, 2016, we paid entities controlled by Mr. Van Mourick $112,000 in cash consideration. Of the cash consideration paid, Mr. Van Mourick’s interest was approximately $28,000, excluding Mr. Van Mourick's respective share of any costs associated with the sourcing and underwriting of acquired properties.
Employment Agreements
We have entered into employment agreements with each of our Named Executive Officers that provide for base salary, bonus and other benefits. See "–Compensation Discussion and Analysis."

Indemnification Agreements for Named Executive Officers and Trustees
We entered into indemnification agreements with members of our board of trustees and Named Executive Officers upon completion of our IPO. These indemnification agreements provide indemnification to these persons by us to the maximum extent permitted by Maryland law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances.
Registration Rights Agreement
Concurrent with the IPO, we entered into the registration rights agreement with certain of our holders of our Common Shares (including Common Shares issuable upon redemption of OP units).
Facilities Portfolio, Sales Commission and Asset Management Agreements
Each self storage property that was contributed to our operating partnership or one of its subsidiaries by a PRO including those controlled by Mr. Nordhagen, our chairman and chief executive officer, Mr. Howard, one our trustees, and Mr. Van Mourick, one of our trustees, respectively, continues to be managed by the PRO that contributed the property. Each PRO has entered into a facilities portfolio management and sales commission agreement with our Company with respect to its contributed portfolio together with asset management agreements for each property. Each of our non-independent trustees is party to a facilities portfolio management and sales commission agreement and various asset management agreements or controls or is an investor in an entity that controls a party to such agreements. The asset management agreements include payments of supervisory and administrative fees and expense reimbursements to SecurCare, Northwest and Optivest. For the year ended December 31, 2016, supervisory and administrative fees of $4.1 million, $2.3 million, and $1.2 million were paid to SecurCare, Northwest and Optivest, respectively. Of these supervisory and administrative fees paid to SecurCare, Northwest and Optivest, Mr. Nordhagen's, Mr. Howard's and Mr. Van Mourick’s interests were approximately $2.2 million, $1.2 million and $0.5 million, respectively, excluding their respective share of any costs associated with such fees. For the year ended December 31, 2016 expense reimbursements of $6.9 million, $3.3 million, and $2.7 million were paid to SecurCare, Northwest and Optivest, respectively. Of these expense reimbursements paid to SecurCare, Northwest and Optivest, Mr. Nordhagen's, Mr. Howard's and Mr. Van Mourick’s interests were approximately $3.7 million, $1.7 million and $1.1 million, respectively, excluding their respective share of any costs associated with such reimbursements. Upon certain retirement events, the management of the properties in such PRO's contributed portfolio will be transferred to us (or our designee) in exchange for OP units with a value equal to four times the average of the normalized annual EBITDA from the management contracts related to such PRO's contributed portfolio over the immediately preceding 24-month period. Forms of our facilities portfolio management agreements are filed as Exhibits 10.6 through 10.10 to our Quarterly Report on Form 10-Q dated June 5, 2015, available at www.sec.gov.
Tenant Insurance-Related Arrangements
We and certain of our PROs have various arrangements with regulated insurance companies to enable us to assist our tenants in obtaining insurance or tenant protection plans in association with storage rentals. These insurance companies typically pay some of our PROs access fees or commissions to help them procure business at our properties, and we receive a portion of such fees and commissions which are recognized as revenue at our properties. For the year ended December 31, 2016, tenant insurance-related and tenant protection plan-related access fees and commissions of $0.3 million, $0.1 million, and $0.3 million were paid to an affiliate of SecurCare, Northwest, and Optivest, respectively. Of these tenant insurance-related and tenant protection plan-related access fees and commissions paid to the affiliate of SecurCare, Northwest, and Optivest, Mr. Nordhagen's, Mr. Howard's and Mr. Van Mourick’s interests were approximately $0.1 million, $0.1 million and $0.1 million, respectively. Each PRO that arranges tenant insurance and/or tenant protection plans to tenants at the properties they manage maintains its own insurance or protection program, and in some cases our PROs or their affiliates have an ownership interest in the regulated insurance company that provides insurance coverage to our tenants at certain of the properties that they manage. As such, these PROs or their affiliates may benefit from our success in improving tenant insurance penetration through both improved property performance and improved performance of the respective insurance companies in which they may have an ownership stake.

Related Transactions Policy
In our code of business conduct and ethics and our transaction approval policy, we have a conflicts of interest policy that prohibits our trustees, officers and employees who provide services to us from engaging in any transaction that involves an actual or potential conflict of interest with us unless approved by a majority of our disinterested independent trustees. Exceptions may be made only after review and approval of specific or general categories by our board of trustees (in the case of executive officers or trustees) and our compliance officer (in the case of employees who are not executive officers and trustees).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 15, 2017 regarding the (A) beneficial ownership of Common Shares, which includes OP units and vested LTIP units in our operating partnership as if each unit were redeemed for one Common Share, by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding Common Shares, (ii) our Named Executive Officers, (iii) our trustees and (iv) all of our trustees and Named Executive Officers as a group and (B) beneficial ownership of subordinated performance units, which may become voluntarily convertible by the holder into OP units if (1) the applicable lockup has expired, (2) certain performance thresholds for the year ended December 31, 2017 relating to the properties to which such units relate are achieved, and (3) notice of conversion is submitted by such holder on or prior to December 1st of a given year. Upon satisfaction of the foregoing conditions, conversions into OP units will become effective on the immediately succeeding January 1st (the "conversion date") and will convert based upon a formula utilizing cash available for distribution, or CAD, for the immediately trailing fiscal year prior to the conversion date. For more information, see Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources–Equity Transactions" in our Annual Report on Form 10-K for the year ended December 31, 2016. Accordingly, the number of OP units into which a subordinated performance unit is convertible as of March 15, 2017 is not determinable for conversions made by subordinated performance unitholders on or prior to December 1, 2017 to be effective on January 1, 2018. If such subordinated performance units were convertible into OP units as of January 1, 2017 based on historical financial information for the year ended December 31, 2016 (as 2017 data is not yet available), we estimate that each subordinated performance unit would on average hypothetically convert into 1.41 OP units as of January 1, 2017. This hypothetical conversion is calculated by dividing the average CAD per subordinated performance unit by 110% of the CAD per OP unit for the year ended December 31, 2016. This estimate is provided for illustrative purposes only and the actual number of OP units into which a series of subordinated performance units will become convertible may vary significantly from these estimates and will depend upon the applicable conversion penalty and the actual CAD of our OP units and the actual CAD of the series of subordinated performance units seeking to be converted in the one-year period ending prior to conversion.
Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights.

	Common Shares Beneficially Owned			Subordinated Performance Units Owned
Name(1)	Number(2)		Percent(3)	Number(4)
Named Executive Officers and Trustees:
Arlen D. Nordhagen	2,184,948	(5)	4.8%	2,494,338
Tamara D. Fischer	200,673	(6)	*	—
Steven B. Treadwell	29,887	(7)	*	—
George L. Chapman	30,450	(8)	*	—
Kevin M. Howard	4,184,736	(9)	8.7%	1,642,860
Paul W. Hylbert, Jr.	23,300	(10)	*	—
Chad L. Meisinger	39,550	(11)	*	—
Steven G. Osgood	89,740	(12)	*	—
Dominic M. Palazzo	13,600	(13)	*	—
Mark Van Mourick	107,275	(14)	*	52,796
All trustees and Named Executive Officers as a group (10 persons)	6,904,159		13.7%	4,189,994
5% or Greater Beneficial Owners
AllianceBernstein L.P.	2,686,789	(15)	6.1%	—
BlackRock, Inc.	3,855,283	(16)	8.8%	—
Prudential Financial, Inc.	2,797,839	(17)	6.4%	—
OppenheimerFunds, Inc.	1,092,615	(18)	2.5%	—
Jennison Associates LLC	2,794,439	(19)	6.3%	—
Arrowpoint Asset Management, LLC	2,310,172	(20)	5.2%	—
TimesSquare Capital Management, LLC	2,206,600	(21)	5.0%	—
Vanguard Specialized Funds, Inc.	3,220,017	(22)	7.3%	—
The Vanguard Group, Inc.	4,790,824	(23)	10.9%	—
Certain Other Equity Owners:
John Minar	1,198,835	(24)	2.7%	1,795,768
David Lamb	1,659,516	(25)	3.6%	430,701
J. Timothy Warren	1,947,770	(26)	4.2%	760,002

*	Represents beneficial ownership of less than 1%.

(1)	The address for each of the trustees and officers named above is 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111.

(2)
A person is deemed to be the beneficial owner of any Common Shares, OP units or vested LTIP units in our operating partnership if that person has or shares voting power or investment power with respect to those Common Shares, OP units, or vested LTIP units or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, "voting power" is the power to vote or direct the voting of shares or units and "investment power" is the power to dispose or direct the disposition of shares or units. The numerator in the column "Common Shares Beneficially Owned" includes each beneficial owner's Common Shares, OP units, and vested LTIP units and excludes each beneficial owner's unvested LTIP units, subordinated performance units and units in our DownREIT partnerships, except those units that are convertible into or exchangeable for Common Shares at any time within 60 days of the date of the table.

(3)
With respect to our Named Executive Officers, Trustees and Certain Other Equity Owners, the denominator in the table is based on a total of 44,015,879 Common Shares outstanding as of March 15, 2017, (which includes restricted Common Shares), plus each person's OP units and vested LTIP units, assuming that such person's OP units and vested LTIP units have been converted or exchanged on a one-for-one basis into Common Shares, and none of the OP units or vested LTIP units held by other persons or entities are converted or exchanged for Common Shares.

(4)	Excluded from the column "Subordinated Performance Units Owned" are each holder's Common Shares, OP units, LTIP units, and units in our DownREIT partnerships.

(5)
This amount includes 291,000 Common Shares for which Mr. Nordhagen has or shares voting and investment power directly or indirectly through his spouse or entities he controls, 1,477,702 OP units for which Mr. Nordhagen has or shares voting and investment power directly or indirectly through entities he controls and 416,246 vested LTIP units for which Mr. Nordhagen has or shares voting and investment power directly or indirectly through entities he controls and excludes 213,116 unvested LTIP units, 2,494,338 subordinated performance units in our operating partnership held in entities controlled by Mr. Nordhagen and 386,604 OP units and 34,511 subordinated performance units in our DownREIT partnerships held in entities controlled by Mr. Nordhagen. Mr. Nordhagen disclaims beneficial ownership over such units shown in the table, except to the extent of his pecuniary interest therein.

(6)	This amount includes 15,300 Common Shares, 10,000 OP units and 175,373 vested LTIP units and excludes 101,926 unvested LTIP units.

(7)	This amount includes 29,887 vested LTIP units and excludes 39,511 unvested LTIP units.

(8)	This amount includes 19,250 Common Shares and 11,200 vested LTIP units and excludes 8,335 unvested LTIP units.

(9)
This amount includes 20,500 Common Shares held directly by Mr. Howard, 4,164,236 OP units for which Mr. Howard has or shares voting and investment power directly or indirectly through entities he controls and excludes 1,642,860 subordinated performance units held in entities controlled by Mr. Howard. Mr. Howard disclaims beneficial ownership over such units shown in the table, except to the extent of his pecuniary interest therein.

(10)	This amount includes 14,500 Common Shares and 8,800 vested LTIP units and excludes 7,775 unvested LTIP units.

(11)	This amount includes 30,750 Common Shares and 8,800 vested LTIP units and excludes 7,295 unvested LTIP units.

(12)	This amount includes 80,140 OP units and 9,600 vested LTIP units and excludes 7,935 unvested LTIP units.

(13)	This amount includes 13,600 vested LTIP units and excludes 7,930 unvested LTIP units.

(14)
This amount includes 107,275 OP units for which Mr. Van Mourick has or shares voting and investment power directly or indirectly through entities he controls and excludes 52,796 subordinated performance units held in entities controlled by Mr. Van Mourick. Mr. Van Mourick disclaims beneficial ownership over such units shown in the table, except to the extent of his pecuniary interest therein.

(15)
Based on information provided in a Schedule 13G/A filed on February 10, 2017, AllianceBernstein L.P. reported sole voting power with respect to 2,427,119 Common Shares and sole dispositive power with respect to 2,686,789 Common Shares. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. AllianceBernstein L.P.'s address is 1345 Avenue of the Americas, New York, NY 10105.

(16)
Based on information provided in a Schedule 13G/A filed on January 25, 2017, BlackRock, Inc. reported sole voting power with respect to 3,752,623 Common Shares and sole dispositive power with respect to 3,855,283 Common Shares. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. BlackRock Inc.'s address is 55 East 52nd Street, New York, NY 10055.

(17)
Based on information provided in a Schedule 13G/A filed on January 24, 2017, Prudential Financial, Inc. reported sole voting power with respect to 17,478 Common Shares, shared voting power with respect to 2,780,361 Common Shares, sole dispositive power with respect to 17,478 Common Shares and shared dispositive power with respect to 2,780,361 Common Shares. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. Prudential Financial, Inc.'s address is 751 Broad Street, Newark, NJ 07102.

(18)
Based on information provided in a Schedule 13G/A filed on February 14, 2017, OppenheimerFunds, Inc. reported shared voting power with respect to 1,092,615 Common Shares and shared dispositive power with respect to 1,092,615 Common Shares. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. OppenheimerFunds, Inc.'s address is 2 World Financial Center, 225 Liberty Street, New York, NY 10281.

(19)
Based on information provided in a Schedule 13G/A filed on February 3, 2017, Jennison Associates LLC reported sole voting power with respect to 2,794,439 Common Shares and shared dispositive power with respect to 2,794,439 Common Shares. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. Jennison Associates LLC's address is 466 Lexington Avenue, New York, NY 10017.

(20)
Based on information provided in a Schedule 13G/A filed on February 13, 2017, Arrowpoint Asset Management, LLC reported sole voting power with respect to 2,310,172 Common Shares and sole dispositive power with respect to 2,310,172 Common Shares. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. Arrowpoint Asset Management, LLC's address is 100 Fillmore Street, Suite 325, Denver, CO 80206.

(21)
Based on information provided in a Schedule 13G filed on February 13, 2017, TimesSquare Capital Management, LLC reported sole voting power with respect to 2,198,800 Common Shares and sole dispositive power with respect to 2,206,600 Common Shares. The Schedule 13G reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G. TimesSquare Capital Management, LLC's address is 7 Times Square, 42nd Floor, New York, NY 10036.

(22)
Based on information provided in a Schedule 13G/A filed on February 13, 2017, Vanguard Specialized Funds Vanguard REIT Index - 23-2834924 ("VSF") reported sole voting power with respect to 3,220,017 Common Shares. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. VSF's address is 100 Vanguard Blvd, Malvern, PA 19355.

(23)
Based on information provided in a Schedule 13G/A filed on February 10, 2017, The Vanguard Group- 23-1945930 ("Vanguard") reported sole voting power with respect to 44,631 Common Shares, shared voting power with respect to 1,800 Common Shares, sole dispositive power with respect to 4,745,749 Common Shares and shared dispositive power with respect to 45,075 Common Shares. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. Vanguard's address is 100 Vanguard Blvd, Malvern, PA 19355.

(24)
This amount includes 1,182,228 OP units and 16,607 vested LTIP units that Mr. Minar has or shares voting and investment power are held directly or indirectly through entities he controls and excludes 1,795,768 subordinated performance units in our operating partnership and 1,365,458 OP units and 3,028,973 subordinated performance units in our DownREIT partnerships that are held in entities controlled by Mr. Minar. Mr. Minar disclaims beneficial ownership over such units shown in the table, except to the extent of his pecuniary interest therein.

(25)
This amount includes 60,000 Common Shares and 1,599,516 OP units that Mr. Lamb has or shares voting and investment power and are held directly or indirectly through entities he controls and excludes 430,701 subordinated performance units in our operating partnership and 82,724 OP units and 1,374,418 subordinated performance units in our DownREIT partnerships that are held in entities controlled by Mr. Lamb. Mr. Lamb disclaims beneficial ownership over such units shown in the table, except to the extent of his pecuniary interest therein.

(26)
This amount includes 52,108 Common Shares and 1,895,662 OP units that Mr. Warren has or shares voting and investment power and are held directly or indirectly through entities he controls and excludes 760,002 subordinated performance units that are held in entities controlled by Mr. Warren. Mr. Warren disclaims beneficial ownership over such units shown in the table, except to the extent of his pecuniary interest therein.

OTHER MATTERS
Our board of trustees knows of no other business that may be properly presented at the Annual Meeting. The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by shareholders for consideration at the Annual Meeting. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the Common Shares represented by properly submitted proxies in their discretion.

SUBMISSION OF SHAREHOLDER PROPOSALS
Any shareholder intending to present a proposal at our 2018 Annual Meeting of Shareholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 15, 2017 and must otherwise be in compliance with the requirements of the SEC's proxy rules.
Our Bylaws currently provide that any shareholder intending to nominate a trustee or present a shareholder proposal of other business for consideration at the 2018 annual meeting of shareholders, but not intending for such a nomination or proposal to be considered for inclusion in our proxy statement and proxy card relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must notify us in writing no earlier than the 150th day and not later than 5:00 p.m., mountain time, on the 120th day prior to the first anniversary of the date that the proxy statement for the immediately preceding annual meeting of shareholders is first released to our shareholders; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting, notice by the shareholder, to be timely, must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., mountain time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, assuming that the date of the 2018 annual meeting is not advanced or delayed by more than 30 days from the first anniversary of the date of the 2017 annual meeting, to timely submit a trustee candidate for consideration for nomination at our 2018 annual meeting of shareholders, shareholders must submit the recommendation, in writing, by December 15, 2017, but in no event earlier than November 15, 2017. The written notice must set forth the information and include the materials required by our Bylaws. The advanced notice procedures set forth in our Bylaws does not affect the right of shareholders to request the inclusion of proposals in our proxy statement pursuant to SEC rules.
Any such nomination or proposal should be sent to Tamara D. Fischer, our executive vice president, chief financial officer and secretary, at National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111, and, to the extent applicable, must include the information and other materials required by our Bylaws.
Our board of trustees knows of no other matters or business to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Annual Meeting from time to time.

DELIVERY OF MATERIALS
All shareholders of record of our Common Shares will be sent, by mail, this Proxy Statement, the Notice of Annual Meeting of Shareholders, the related proxy card, and our 2016 Annual Report to Shareholders, on or about April 14, 2017.
The difference between a shareholder of record and a beneficial owner of shares is as follows:
Shareholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares, and you will be sent the proxy materials by mail.
Beneficial Owner of Common Shares. If your shares are held in an account at an intermediary (i.e. a brokerage firm, bank, broker-dealer or other intermediary), then you are the beneficial owner of shares held in "street name." The intermediary holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that intermediary on how to vote the shares held in your account.
Multiple Copies of Our Annual Report to Shareholders
The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely receive only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to our corporate secretary at our principal executive offices, National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, Colorado 80111, telephone number (720) 630-2600. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2016 Annual Report and this Proxy Statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered. Similarly, you may also contact us if you received multiple copies of such materials and would prefer to receive a single copy in the future.

MISCELLANEOUS
We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily by mail but may also be made by our trustees, Named Executive Officers and employees by telephone, facsimile transmission, electronic transmission, Internet, mail or personal interview. No additional compensation will be given to our trustees, Named Executive Officers or employees for this solicitation. We will request brokerage firms, banks, broker-dealers and other intermediaries who hold Common Shares in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokerage firms, banks, broker-dealers and other intermediaries for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.
A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY SHAREHOLDER. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS AT NATIONAL STORAGE AFFILIATES TRUST, 5200 DTC PARKWAY, SUITE 200, GREENWOOD VILLAGE, CO 80111.

By Order of the Board of Trustees,
/s/ Arlen D. Nordhagen
Arlen D. Nordhagen
Chairman of the Board of Trustees and Chief Executive Officer

Greenwood Village, Colorado
April 14, 2017

NATIONAL STORAGE AFFILIATES

BROADRIDGE CORPORATE ISSUER SOLUTIONS
C/O NATIONAL STORAGE AFFILIATES
PO BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 24, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 24, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Trustees recommends you vote FOR all the following:

For All	Withhold All	For All Except
▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Trustees

Nominees

01) Arlen D. Nordhagen
02) George L. Chapman
03) Kevin M. Howard
04) Paul W. Hylbert, Jr.
05) Chad L. Meisinger
06) Steven G. Osgood
07) Dominic M. Palazzo
08) Mark Van Mourick

The Board of Trustees recommends you vote FOR the following proposal:

NOTE: To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.

	Yes	No
Please indicate if you plan to attend this meeting	▢	▢

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign and date. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000332829_1 R1.0.1.15

NATIONAL STORAGE AFFILIATES TRUST
5200 DTC Parkway, Suite 200
Greenwood Village, CO 80111
This proxy is solicited by the Board of Trustees of National Storage Afiliates Trust

The undersigned shareholder of National Storage Affiliates Trust, a Maryland real estate investment trust (the "Company"), hereby appoints Arlen D. Nordhagen and Tamara D. Fischer, or either of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of the Company to be held at the Inverness Hotel and Conference Center located at 200 Inverness Drive West, Englewood, CO 80112, on May 25, 2017, at 8:00 a.m. mountain time, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned acknowledges receipt of the Notice of such Annual Meeting and accompanying Proxy Statement, the terms of each of which are incorporated herein by reference and revokes any proxy previously given with respect to the meeting.

IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE CAST "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT, "FOR" ITEM 2 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

0000332829_2 R1.0.1.15

Continued and to be signed on reverse side